April 6, 2026

Dear Fellow Stockholder:
On behalf of the Board of Directors and management of HomeTrust Bancshares, Inc., we cordially invite you to attend our annual meeting of stockholders. The meeting will be held at 10:00 a.m., local time, on Monday, May 18, 2026, at the Highland Brewing Company, located at 12 Old Charlotte Highway, Asheville, North Carolina 28803.
An important aspect of the annual meeting process is the stockholder vote on corporate business items. I urge you to exercise your rights as a stockholder to vote and participate in this process. Stockholders are being asked to consider and vote upon: (1) the election of three directors of the Company; (2) an advisory (non-binding) vote on executive compensation (commonly referred to as a “say on pay vote”); and (3) the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
We are again using a Securities and Exchange Commission rule to furnish our proxy statement, Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and proxy card over the internet to stockholders. This means that stockholders will not receive paper copies of these documents. Instead, stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet. This rule allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting. If you would like to receive printed copies of the materials, the notice contains instructions on how you can request printed copies.
Regardless of whether you plan to attend the annual meeting in person, please read the accompanying proxy statement and then vote by internet, telephone or mail as promptly as possible. Voting promptly will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.
Your Board of Directors and management are committed to the continued growth and success of HomeTrust Bancshares, Inc. and the enhancement of your investment. As Chairman of the Board, I greatly appreciate your confidence and support.

Very truly yours,

/s/ Richard T. Williams
Richard T. Williams
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2026
NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of HomeTrust Bancshares, Inc. will be held as follows:

TIME AND DATE	10:00 a.m. local time Monday, May 18, 2026

PLACE	Highland Brewing Company 12 Old Charlotte Highway Asheville, North Carolina 28803

ITEMS OF BUSINESS	(1)	The election of three directors.
	(2)	An advisory (non-binding) vote on executive compensation (commonly referred to as a “say on pay vote”).
	(3)	The ratification of the appointment of Crowe LLP as HomeTrust Bancshares, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

RECORD DATE	Holders of record of HomeTrust Bancshares, Inc. common stock at the close of business on March 19, 2026 are entitled to vote at the annual meeting or any adjournment or postponement thereof.

PROXY VOTING
It is very important that your shares be represented and voted at the annual meeting. Regardless of whether you plan to attend the annual meeting in person, please read the accompanying proxy statement and then vote by internet, telephone or mail as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ RICHARD T. WILLIAMS
RICHARD T. WILLIAMS
Chairman of the Board
Asheville, North Carolina
April 6, 2026

HOMETRUST BANCSHARES, INC.
10 Woodfin Street
Asheville, North Carolina 28801
(828) 259-3939
____________________________________________________
PROXY STATEMENT
____________________________________________________
INTRODUCTION
The HomeTrust Bancshares, Inc. Board of Directors is using this proxy statement to solicit proxies from the holders of the Company’s common stock for use at the Company’s upcoming annual meeting of stockholders. The annual meeting of stockholders will be held at 10:00 a.m., local time, on Monday, May 18, 2026 at the Highland Brewing Company, located at 12 Old Charlotte Highway, Asheville, North Carolina 28803.
At the meeting, stockholders will be asked to vote on three proposals. The proposals are set forth in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail below. Stockholders also will consider any other matters that may properly come before the meeting or any adjournment or postponement of the meeting, although the Board of Directors knows of no other business to be presented. HomeTrust Bancshares, Inc. is referred to in this proxy statement from time to time as the “Company,” “HomeTrust Bancshares,” “we,” “us” or “our.” Certain of the information in this proxy statement relates to HomeTrust Bank (sometimes referred to as the “Bank”), a wholly owned subsidiary of the Company.
We have decided to again use the “Notice and Access” rule adopted by the Securities and Exchange Commission (the “SEC”) to provide access to our proxy materials over the internet instead of mailing printed copies of the proxy materials to each stockholder. As a result, on or about April 6, 2026, we mailed to all stockholders a “Notice of Internet Availability of Proxy Materials” that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the internet. You will not receive printed copies of the proxy materials in the mail unless you request them by following the instructions included in the Notice of Internet Availability of Proxy Materials.
By submitting your proxy, either by executing and returning the accompanying proxy card or by voting electronically via the internet or by telephone, you are authorizing the Company’s Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions. The Board of Directors also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.
This proxy statement and the accompanying materials are first being made available to stockholders on or about April 6, 2026.
Your proxy vote is important. Whether or not you plan to attend the meeting, please vote your proxy by internet, telephone or mail as promptly as possible.
INFORMATION ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
At the annual meeting, stockholders will be asked to vote on the following proposals:

Proposal 1.	The election of three directors of the Company.
Proposal 2.	An advisory (non-binding) vote on executive compensation (the “Say on Pay Vote”).
Proposal 3.	The ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
Stockholders also will transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting. Members of our management team will be present at the meeting to respond to appropriate questions from stockholders.
How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote FOR the election of the director nominees named in this proxy statement, FOR the Say on Pay Vote and FOR the ratification of the appointment of Crowe LLP.
Who is entitled to vote?
The record date for the meeting is March 19, 2026. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting. The only class of stock entitled to vote at the meeting is the Company’s common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting; provided, however, that pursuant to Section D of Article 5 of the Company’s charter, no person who beneficially owns more than 10% of the shares of the Company’s common stock outstanding as of the record date may vote shares in excess of that amount. At the close of business on the record date, there were 16,818,100 shares of common stock outstanding.

What if my shares are held in “street name” by a broker?
If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker nevertheless will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote your shares with respect to any “non‑discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” Whether an item is discretionary is determined by the exchange rules governing your broker. It is expected that the ratification of the appointment of Crowe LLP will be considered a discretionary item and that each of the other proposals will be considered a non-discretionary item.
What if I hold shares through an account under the HomeTrust Bank KSOP?
Each participant in the HomeTrust Bank KSOP (the “KSOP”) may instruct the KSOP trustee how to vote the shares of common stock held in the participant’s KSOP account. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant’s shares in accordance with the instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, the trustee will vote the shares FOR the election of the director nominees named in this proxy statement, FOR the Say on Pay Vote and FOR the ratification of the appointment of Crowe LLP. In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the shares of common stock held in the participant’s KSOP account, and in the case of shares held by the KSOP but not allocated to any participant’s account, the trustee will vote such shares in the same proportion as directed by the participants who directed the trustee as to the manner of voting the shares held in their KSOP accounts with respect to each proposal.
How many shares must be present to hold the meeting?
A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of the Company’s common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non‑votes will be included in the calculation of the number of shares considered to be present at the meeting.
What if a quorum is not present at the meeting?
If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.
How do I vote?
1. YOU MAY VOTE BY MAIL. If you properly complete and sign the proxy card, it will be voted in accordance with your instructions.
2. YOU MAY VOTE BY TELEPHONE. If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card.
3. YOU MAY VOTE ON THE INTERNET. If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote on the internet by following the instructions included on the proxy card. If you vote on the internet, you do not have to mail in your proxy card.
4. YOU MAY VOTE IN PERSON AT THE MEETING. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of the Company’s common stock on March 19, 2026, the record date for voting at the annual meeting.
Can I vote by telephone or on the internet if I am not a registered stockholder?
If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the internet.
Can I change my vote after I submit my proxy?
If you are a registered stockholder, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting by:
•signing another proxy with a later date;
•voting by telephone or on the internet – your latest telephone or internet vote will be counted;
•giving written notice of the revocation of your proxy to the Corporate Secretary of the Company prior to the annual meeting; or
•voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.
What if I do not specify how my shares are to be voted?
If you are a registered stockholder and you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:
•FOR the election of the three director nominees named in this proxy statement;
•FOR the Say on Pay Vote; and
•FOR the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
Will any other business be conducted at the annual meeting?
The Board of Directors knows of no other business that will be conducted at the meeting. If any other business properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.
How many votes are required to approve the proposals?
Director nominees who receive the highest number of votes for the positions to be filled will be elected. Approval of each of the Say on Pay Vote and the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter.
How will withheld votes and abstentions be treated?
If you withhold authority to vote for one or more director nominees or if you abstain from voting on any other proposal, your shares will still be included for purposes of determining whether a quorum is present. If you abstain from voting on any proposal other than the election of directors, your shares will not be included in the number of shares voting on that proposal and, consequently, your abstention will have no practical effect on that proposal.
How will broker non-votes be treated?
Shares treated as broker non‑votes on one or more proposals will be included for purposes of calculating the presence of a quorum. Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal. Consequently, broker non-votes will have no effect on the election of directors or any other proposal.
Who can I call if I have questions?
If you have any questions, you can call Tony J. VunCannon, Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer at 828-350-3049.

STOCK OWNERSHIP
As of March 19, 2026, there were 16,818,100 shares of the Company’s common stock outstanding. The following table sets forth, as of March 19, 2026, certain information as to each person known by management to be the beneficial owner of more than five percent of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

FJ Capital Management LLC et al. 7901 Jones Branch Drive, Ste. 210 McLean, Virginia 22102	1,607,883(1)	9.56%
Infinity Trust dated December 1, 2017 Narasimhulu Neelagaru, M.D. 2817 Mabry Road Atlanta, Georgia 30319	1,377,386(2)	8.19
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	1,178,621(3)	7.01

(1)	As reported by FJ Capital Management LLC, Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC and Martin Friedman in a Schedule 13G amendment filed with the SEC on February 3, 2026. FJ Capital Management LLC reported having shared voting and dispositive powers with respect to 1,607,883 shares, Financial Opportunity Fund LLC reported having shared voting and dispositive powers with respect to 1,580,868 shares, Financial Opportunity Long/Short Fund LLC reported having shared voting and dispositive powers with respect to 27,015 shares and Mr. Friedman reported having shared voting and dispositive powers with respect to 1,607,883 shares.
(2)
Includes shares reported by Infinity Trust dated December 1, 2017 (“Infinity Trust”) and Narasimhulu Neelagaru, M.D. in a Schedule 13D filed with the SEC on February 22, 2023. Infinity Trust reported having sole voting and dispositive powers with respect to 1,153,312 shares, and Dr. Neelagaru reported having sole voting and dispositive powers with respect to 221,334 shares. Also includes 2,740 shares awarded as restricted stock to Dr. Neelagaru for his service as a director of the Company, 1,116 of which were unvested as of March 19, 2026.
Bryan Cohen and Suleka Neelagaru, M.D., as the members of IL Advisors, LLC, the trustee of Infinity Trust, may be deemed to have control over Infinity Trust. Dr. Neelagaru is the grantor and initial protector of Infinity Trust and the father of Dr. Suleka Neelagaru.

(3)	As reported by BlackRock, Inc. in a Schedule 13G amendment filed with the SEC on April 24, 2025. BlackRock, Inc. reported having sole voting power with respect to 1,159,389 shares and sole dispositive power with respect to 1,178,621 shares.

The following table sets forth, as of March 19, 2026, certain information as to the shares of common stock beneficially owned by our current directors and named executive officers and by all current directors and executive officers as a group. The address of each person in the table is: c/o HomeTrust Bancshares, Inc., 10 Woodfin Street, Asheville, North Carolina 28801.

Name		Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(5)

Jesse J. Cureton, Jr.		2,334	0.01%
Bonnie V. Hancock		2,734	0.02
Dwight L. Jacobs		2,879	0.02
Robert E. James, Jr.		32,437	0.19
Laura C. Kendall		35,362	0.21
Rebekah M. Lowe		4,885	0.03
Narasimhulu Neelagaru, M.D.		1,377,386(4)	8.19
Megan Pelletier		13,395(3)	0.08
Kristin Y. Powell		29,651(3)	0.18
John F. Sprink, II		24,2173)	0.14
John A. Switzer		8,883	0.05
Tony J. VunCannon		118,6453)	0.70
C. Hunter Westbrook		166,026(3)	0.98
Richard T. Williams		37,362	0.22
Directors and Executive Officers as a Group (17 persons)		1,870,063(3)	11.02
	2,349,654(3)
(1)	Amounts include shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain family members, by certain related entities or by trusts of which the directors and executive officers are trustees or substantial beneficiaries, with respect to which shares the respective director or executive officer may be deemed to have sole or shared voting and/or dispositive powers. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.
(2)
Included in the shares beneficially owned by the directors and executive officers are options to purchase shares of the Company’s common stock which are currently exercisable or which will become exercisable within 60 days after March 19, 2026, as follows: Mr. James – 12,000 shares; Ms. Kendall – 12,000 shares; Ms. Pelletier – 4,000 shares; Ms. Powell – 10,000 shares; Mr. Sprink – 10,600 shares; Mr. VunCannon – 25,000 shares; Mr. Westbrook – 68,000 shares; Mr. Williams – 12,000 shares; and all directors and executive officers as a group – 153,600 shares.

(3)	Includes shares held in KSOP accounts, as follows: Ms. Pelletier – 1,342 shares; Ms. Powell – 4,102 shares; Mr. Sprink – 3,220 shares; Mr. VunCannon – 30,082 shares; Mr. Westbrook – 16,776 shares; and all directors and executive officers as a group – 58,192 shares.
(4)	Includes 1,153,312 shares held by Infinity Trust. See footnote 2 to the immediately preceding table.
(5)
Shares subject to options that are currently exercisable or that will become exercisable within 60 days after March 19, 2026 are deemed outstanding for purposes of calculating the percentage ownership of the person holding those options but are not treated as outstanding for purposes of calculating the percentage ownership of any other person.

PROPOSAL I. ELECTION OF DIRECTORS
The Company’s Board of Directors currently consists of ten members but will be decreased to nine members following the retirement of Robert E. James, Jr. as a director effective at the completion of the annual meeting. Approximately one-third of the Company’s directors are normally elected annually. Directors of the Company generally are elected to serve for a three-year term or until their respective successors are elected and qualified.
The following table sets forth certain information regarding the composition of the Company’s Board of Directors, including each director’s term of office. The Board of Directors, acting on the recommendation of the Governance and Nominating Committee, has recommended and approved the nominations of Jesse J. Cureton, Dwight L. Jacobs and Narasimhulu Neelagaru, M.D. Messrs. Cureton and Jacobs have each been nominated for a three-year term to expire at the annual meeting of stockholders to be held in 2029, and Dr. Neelagaru has been nominated for a one-year term to expire in 2027.
It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the authority to vote for a nominee is withheld) will be voted at the annual meeting FOR the election of these director nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend, acting on the recommendations of the Governance and Nominating Committee. Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

Name		Age(1)		Position(s) Held in the Company and the Bank	Director Since	Term of Office Expires in

NOMINEES
Jesse J. Cureton		65		Director	2024	2029
Dwight L. Jacobs		60		Director	2024	2029
Narasimhulu Neelagaru, M.D.		75		Director	2023	2027
DIRECTORS REMAINING IN OFFICE
Bonnie V. Hancock		64		Director	2024	2027
John A. Switzer		69		Director	2019	2027
C. Hunter Westbrook		62		Vice Chairman, President and Chief Executive Officer of the Company and the Bank	2021	2027
Richard T. Williams		72		Chairman of the Company and the Bank	2016	2027
Laura C. Kendall		74		Director	2016	2028
Rebekah M. Lowe		66		Director	2020	2028
	2,349,654(3)		13.22
(1)	As of December 31, 2025.
Mandatory Director Retirement Bylaw Provision
Section 12(a) of Article II of the Company’s bylaws provides generally that a person who is 75 years of age or older shall not be eligible for election, re-election, appointment or re-appointment to the Company’s Board of Directors and shall also not be eligible to continue to serve as a director beyond the annual meeting of stockholders of the Company immediately following the director becoming 75 years of age.
Section 12(b) of Article II provides that Section 12(a) does not apply to the initial term of Dr. Neelagaru as a director of the Company, as contemplated by and subject to the provisions of Section 6.11 of the Agreement and Plan of Merger, dated as of July 24, 2022 (the “Quantum Merger Agreement”), by and between the Company and Quantum Capital Corp. (“Quantum”), pursuant to which Quantum merged with and into the Company effective February 12, 2023. Section 12(b) further provides that if, following the end of Dr. Neelagaru’s initial term as a director of the Company, (i) Dr. Neelagaru and Infinity Trust own five percent or more of the outstanding shares of the Company’s common stock and (ii) Dr. Neelagaru is in good standing as a director of the Company and desires to continue serving as a director of the Company, then subject to any legal or bank regulatory requirements, he may be nominated by the Board for election by the Company’s stockholders for up to two additional one-year terms, as contemplated by Section 6.11(a) of the Quantum Merger Agreement. Dr. Neelagaru’s initial term as a director of the Company expired at the 2025 annual meeting of stockholders; he was elected at that meeting for an additional one-year term, which will expire at the upcoming annual meeting. As noted above, he has been nominated for election at the upcoming annual meeting for another one-year term.
Board Diversity and Refreshment
Assuming the election of all nominees at the annual meeting, the Board will then include:
•five individuals who became directors of the Company within the past five years (56% of the Board);
•three women (33% of the Board);
•four individuals belonging to racial minority groups (44% of the Board); and
•eight independent directors (89% of the Board).
Our Board has been greatly enhanced by the fresh and diverse perspectives of new directors.

Business Experience and Qualifications of Our Directors
The business experience of each of our directors and director nominees, other than Mr. James (whose term as a director will not continue after the annual meeting due to his retirement from the Board), for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each such individual that further supports his or her service as a director are set forth below. Unless otherwise indicated, each such individual has held his or her current occupation and employment position for the past five years.
Jesse J. Cureton, Jr. Mr. Cureton currently serves as interim President and CEO of Queens University of Charlotte, following his service to the university’s Board as both Chair of the Finance and Audit Committee and Board Vice Chair. Prior to joining Queens University, he was the Executive Vice President and Chief Consumer Officer for Novant Health, a three-state integrated healthcare network of physician clinics, outpatient centers and hospitals with more than $7 billion in revenue and 35,000 employees. A leader in building innovative consumer and employee experiences in highly regulated industries, he was responsible for Novant Health’s customer interests, including marketing, public relations, community engagement and Novant Health’s regional foundations. Joining Novant Health in 2013, he led Novant Health’s system-wide rebrand that successfully unified the organization through a culture of wellness and consumer engagement, focusing on innovative healthcare delivery and community-centric care. In addition, he led omnichannel marketing and the communication efforts to share Novant Health’s commitment to price transparency, evolving consumer needs, personalized patient experiences and strategies to achieve health equity.
Prior to joining Novant Health, Mr. Cureton served as Regional Executive and Managing Director for Bank of America subsidiary U.S. Trust. During his 25-year career with Bank of America, he held a variety of roles with increasing responsibility, from Mortgage Account Executive to Regional President. Following Bank of America’s purchase of U.S. Trust, the nation’s oldest trust company, he successfully led the local merger efforts in North Carolina, developed training for more than 2,000 wealth management advisors, and implemented tactics that greatly improved staff satisfaction, retention and productivity.
With a particular passion for education, the arts and financial literacy initiatives, Mr. Cureton has served on numerous boards, including the Foundations for the Carolinas, the Charlotte Regional Business Alliance (Chair 2019), Bechtler Museum of Modern Art and Charlotte Center City Partners. Currently, he is the Past Chair for the University of North Carolina at Chapel Hill Board of Visitors. He is a graduate of Harvard Business School’s Executive Education program in value measurement for healthcare and The Wharton School’s Executive Education Institute program on investments.
Mr. Cureton joined the Board effective May 20, 2024, after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since September 25, 2023. The Board believes his broad business background, including within the banking industry, makes him a valuable member of the Board.
Dwight L. Jacobs. Mr. Jacobs retired in January 2026 as Senior Vice President, Supply Chain, Real Estate, and Chief Procurement Officer for Duke Energy, a Fortune 150 public utility headquartered in Charlotte, North Carolina. Over his 23-year career at that company, he has held various leadership roles, including serving as Chief Accounting Officer, Chief Risk Officer, and Senior Vice President of Financial Planning and Analysis, among others. In February 2026, Mr. Jacobs joined Kohlberg & Co. as an Operating Advisor for their infrastructure fund. He serves on two of the portfolio company boards: AWP Safety and RESA Power. Prior to joining Duke Energy, Mr. Jacobs was an audit and business advisory partner with Arthur Andersen, where he worked for 14 years in Washington, D.C. and the Carolinas serving various large private equity, consumer products, hospitality and real estate clients.
Mr. Jacobs is a Lumbee Indian of North Carolina and is the chair of the University of North Carolina at Chapel Hill’s Alumni Committee on Racial and Ethnic Diversity. He was appointed to the advisory board for McColl School of Business at Queens University of Charlotte and is an executive in residence there. Mr. Jacobs received the 2023 Distinguished Service Medal from the University of North Carolina at Chapel Hill.
Mr. Jacobs joined the Board effective May 20, 2024, after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since September 25, 2023. The Board believes his background as a business leader, his expertise in finance and risk management and his role as active community leader make him a valuable member of the Board.
Narasimhulu Neelagaru, M.D. Upon selling his medical practice in Commerce, Georgia in 2017, Dr. Neelagaru retired after more than 40 years in his field as a board-certified cardiologist. He founded Quantum and its subsidiary, Quantum National Bank, in 1995, where he served as Chairman and Chief Executive Officer, and was Quantum’s majority shareholder up until its merger with the Company effective February 12, 2023. The Quantum Merger Agreement provided for the appointment of Dr. Neelagaru as a director of the Company for an initial term ending at the Company’s annual meeting of stockholders immediately following his attaining 75 years of age. Consistent with this provision, on June 26, 2023, Dr. Neelagaru was appointed as a director of the Company to serve in the class of directors whose terms expired in calendar year 2025. The Quantum Merger Agreement further provides that after the end of Dr. Neelagaru’s initial term, he may serve for up to two additional one-year terms as a director of the Company if he and Infinity Trust continue to own five percent or more of the then-outstanding shares of the Company’s common stock, subject to any legal or bank regulatory requirements. The Quantum Merger Agreement entitles Dr. Neelagaru to simultaneously serve as a director of the Bank so long as a majority of the directors of the Company are directors of the Bank.
Dr. Neelagaru currently serves on the boards of the Indian American International Chamber of Commerce and International Development Foundation, Inc., and has served on the boards of CIGNA Health Spring Insurance Company, the Athens Area Coalition of Physicians, the Jackson County Area Chamber of Commerce, and the Community Bankers Association of Georgia.
Dr. Neelagaru is a recipient of the Ellis Island Medal of Honor from the Ellis Island Honors Society, and has been honored by the City of Suwanee, Georgia, for his contributions to its arts initiatives. The City of Commerce, Georgia, further recognized his impact by naming its Children’s Library after the Neelagaru family. He has also received lifetime achievement awards from the Jackson County Area Chamber of Commerce and the Indian American International Chamber of Commerce, reflecting his enduring commitment to service, leadership and community engagement.
Dr. Neelagaru’s broad business experience, both in the medical and banking fields, as well as his continued service to the local Georgia community, make him a valued member of the Board.
Bonnie V. Hancock. Ms. Hancock is a Professor of Practice in the Poole College of Management at North Carolina State University (“NCSU”), where she teaches graduate classes in financial management and financial planning. Prior to joining NCSU, she worked with Progress Energy, as Senior Vice President of Finance and Information Technology and later as President of Progress Fuels, a subsidiary with over $1 billion in assets that produced and marketed gas, coal and synthetic fuels, and operated fuel terminals and ash management facilities. During her time at Progress Energy and its predecessor, Carolina Power & Light, she also held the positions of Tax Manager, Vice President – Accounting and Vice President – Strategic Planning. In addition, she was the Executive Director of NCSU’s Enterprise Risk Management Initiative from 2006-2021.
Ms. Hancock is currently a member of the Board of Directors of AgCarolina Farm Credit, where she serves as chair of the Risk Committee and as a member of the Governance Committee. She is also a member of the Board of the North Carolina Coastal Pines Girl Scout Council, where she served as chair from 2018 – 2022. She previously served on the Boards of Directors of AgFirst Farm Credit Bank and Powell Industries, Inc and was the Board Chair of the National Association of Corporate Directors – Research Triangle Chapter from 2022-2023.
Ms. Hancock joined the Board effective May 20, 2024, after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since September 25, 2023. The Board believes her business experience, along with her financial and risk management expertise, makes her a valuable member of the Board.
John A. Switzer. Mr. Switzer retired as the Managing Partner of the Charlotte office of KPMG LLP, and the Market Leader for KPMG’s Coastal Business Unit, encompassing offices in the Carolinas, Florida and Puerto Rico. Over his 38-year career at the firm, he held various leadership roles which also included serving as the Managing Partner of the Cleveland, Louisville and Lexington, Kentucky offices, as well as other leadership roles within the firm. Throughout his career, Mr. Switzer served as the lead audit partner for numerous publicly traded global and domestic companies in multiple industries. Mr. Switzer is a director of Barings BDC, Inc., a publicly traded business development company, where he has served as the audit committee chairman. He is also a director of Barings Capital Investment Corporation, a privately held business development company, where he serves on the audit committee. In addition, he is a director of Weisiger Group and a former board member for the Foundation for the Mint Museum and the National Association of Corporate Directors Carolinas Chapter. He has served on numerous other not-for-profit boards in several cities throughout his career. Mr. Switzer joined the Board effective September 3, 2019, after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since January 1, 2019.
Mr. Switzer’s background as a business leader, a CPA and a lead audit partner for public companies, as well as his extensive board experience, is of great benefit to our Board.
C. Hunter Westbrook. Mr. Westbrook currently serves as Vice Chairman, President and Chief Executive Officer of HomeTrust Bancshares and HomeTrust Bank. Prior to September 1, 2022, Mr. Westbrook served as President and Chief Operating Officer of HomeTrust Bancshares and President and Chief Executive Officer of HomeTrust Bank. Prior to September 1, 2021, Mr. Westbrook served as Senior Executive Vice President and Chief Operating Officer of HomeTrust Bancshares since October 2018, President and Chief Operating Officer of HomeTrust Bank since October 2020 and Senior Executive Vice President and Chief Operating Officer of HomeTrust Bank from October 2018 to September 2020. Before that, Mr. Westbrook served as Executive Vice President (Senior Vice President prior to December 22, 2014) and Chief Banking Officer of HomeTrust Bancshares and HomeTrust Bank since June 2012. Mr. Westbrook began his career in banking with TCF Bank in Minneapolis and later joined TCF National Bank Illinois as Senior Vice President of Finance. In 2004 he was promoted to Executive Vice President of Retail Banking for Illinois, Wisconsin and Indiana markets that included 250 branches and $4 billion in deposits. He also served as President and Chief Executive Officer of First Community Bancshares in Texas, from 2006 to 2008, where he was responsible for repositioning the bank’s retail operating model and implemented the bank’s retail and corporate lending product offerings. In his most recent role prior to joining HomeTrust Bancshares and HomeTrust Bank, Mr. Westbrook served as Executive Vice President and Chief Operations Officer from 2008 to 2010 and as President and Chief Executive Officer from 2010 to 2012 of Second Federal Savings and Loan Association of Chicago, where he significantly grew core operating revenue, net checking account balances, and repositioned the bank’s entire product line.
Mr. Westbrook joined the Board effective September 1, 2021, and was appointed Vice Chairman on November 13, 2023. Mr. Westbrook’s decades of experience as a senior executive in the banking industry and 13 years of service with HomeTrust Bank make him a valued member of the Board.
Richard T. Williams. Mr. Williams retired as Vice President (“VP”) of Corporate Community Affairs at Duke Energy Corporation and President of the Duke Energy Foundation. Over his 37-year career at Duke Energy Corporation, he held various leadership roles which included VP of Environmental, Health & Safety, VP of Enterprise Field Services, VP of Diversity & Talent Management, VP of Diversity, Ethics & Compliance and Chief Compliance Officer, and VP of Business & Community Relations. Mr. Williams is a director of Coca-Cola Consolidated, Inc. He also is a current board member for Atrium Health and the Billy Graham Evangelistic Association. In addition, he has served on various other boards throughout his career, including UNC Chapel Hill - Board of Trustees (Chair 2003-2005), Chapel Hill Chamber of Commerce (Chair 1995-1996), UNC General Alumni Association (Chair 2002), Durham Chamber of Commerce (Chair 2002), Greater Charlotte YMCA (Chair 2011-2013), The Mint Museum (Chair 2011-2013), Central Piedmont Community College, National Association of Corporate Directors – Carolinas Chapter and Bank of Commerce (2008-2014). Additionally, he was recognized as one of the Top 100 directors for 2020 nationally by the National Association of Corporate Directors and was named one of 2015’s “Heroes of the Fortune 500” for good works by employees of the nation’s largest companies. North Carolina’s Governor also conferred the Order of the Long Leaf Pine on Mr. Williams, one of North Carolina’s most prestigious honors. Mr. Williams joined the Board effective April 1, 2016, after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since October 1, 2015.
Mr. Williams, who was appointed as Chairman of the Boards of Directors of the Company and the Bank on November 13, 2023, after serving as Vice Chairman and Lead Director since November 2017, brings to the Board extensive business experience gained from a variety of leadership roles within a large organization, as well as strong ties to the local community.
Laura C. Kendall. Ms. Kendall is a Senior Managing Director at Aurora Management Partners and has over 40 years of financial and management experience. She has been with Aurora Management Partners since 2013 and prior to that worked in numerous leadership roles with Tanner Companies LLC (President 2008-2013; Chief Operating Officer 2006-2008; and Chief Financial Officer 2003-2006), CFOdynamics LLC (CEO 2002-2003), Delhaize America, Inc. (CFO 1999-2002), and its subsidiary, Food Lion, Inc. (CFO 1997-2002), F&M Distributors, Inc. (CFO 1988-1996), and Perry Drug Stores, Inc. (VP of Finance 1986-1988). Ms. Kendall is a registered CPA and a member of the American Institute of CPAs. She is a previous member of the Board of Directors at Bank of Commerce and of Charles & Colvard (2003-2011). Ms. Kendall joined the Board effective April 1, 2016 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since October 1, 2015.
Ms. Kendall’s broad business background and accounting expertise make her a valued member of the Board.
Rebekah M. Lowe. Ms. Lowe is the Chief Executive of Fizzywork Executive Coaching, a position she has held since 2012. Previously, Ms. Lowe was with Wachovia Bank (now Wells Fargo) beginning in 1982 and rose through the ranks to serve both East Florida and Western North Carolina as Regional President before her departure in 2007. A broad banking career included serving as a branch manager, regional risk administration manager, state retail banking manager, state mortgage manager, and mergers and integrations manager for three different acquisitions. As Regional President, she had overall responsibility for consumer, commercial, wealth, real estate, and dealer banking in the regions she served. She also held the title of Executive Vice President of Wachovia Bank since 2002.
Ms. Lowe graduated from Georgetown University’s Leadership Coaching Program. She completed the University of North Carolina at Chapel Hill’s Executive Leadership Program and the Duke University’s Senior Management Development Program and was a member of Leadership North Carolina. Ms. Lowe has served on many community boards and executive committees, including those of The United Way, Chambers of Commerce, YMCA of Western North Carolina, and Sisters of Mercy of North Carolina Foundation. Ms. Lowe joined the Board effective September 1, 2020 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since January 10, 2020.
Ms. Lowe’s extensive experience in the banking industry and in working with executive-level employees on the development of leadership skills make her a valued member of the Board.
Executive Officers Who Are Not Also Directors
Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of the Company. Each executive officer’s age is as of December 31, 2025.

Lora Jex. Ms. Jex, age 46, joined HomeTrust Bancshares and HomeTrust Bank in August 2023 as Executive Vice President and Chief Risk Officer. Ms. Jex has more than 20 years of banking and financial industry experience at institutions ranging from $3 billion to $30 billion in assets. Before joining HomeTrust, she served as Chief Compliance Officer at Southern First Bank in Greenville, South Carolina and at South State Bank in Columbia, South Carolina. She has also held positions at The Savannah Bancorp, Dixon Hughes Goodman LLP, Crowe Chizek & Company and Troy Bank & Trust.
Kevin M. Nunley. Mr. Nunley, age 51, has served as Executive Vice President and Chief Credit Officer of HomeTrust Bank since July 2024. He joined HomeTrust Bank in September 2020 as Senior Vice President and Director of Loan Review before being promoted to the Director of Commercial Credit in June 2023. His 20 years of experience prior to joining HomeTrust included senior credit officer, portfolio management and relationship manager responsibilities at First Tennessee Bank, First Horizon Bank, Wachovia, and as a financial analyst at Bayer.
Megan Pelletier. Ms. Pelletier, age 47, joined HomeTrust Bancshares and HomeTrust Bank in May 2022 as Executive Vice President, Chief People Officer. In July 2023, Ms. Pelletier was promoted to Executive Vice President, Chief Operations and People Officer and gained responsibility for deposit and loan operations and project management functions, while retaining leadership of human resources. She has more than 20 years of experience in banking and financial industry roles as an operational and commercial line of business employee, as well as a human resources leader. Prior to joining HomeTrust, she served in several key roles at SouthState Bank in Charlotte, North Carolina, most recently as Senior Vice President, Director of Talent Acquisition. While at SouthState she also held the positions of Director of Commercial Operations, Human Resources Manager and Human Resources Business Partner.
Kristin Y. Powell. Ms. Powell, age 49, joined HomeTrust Bancshares and HomeTrust Bank in July 2015. From July 2015 to May 2020, Ms. Powell served as Director of Residential Mortgage Lending, and from June 2020 to June 2022, Ms. Powell served as Executive Vice President, Consumer Banking Group Executive. As of July 2022, Ms. Powell was promoted to Executive Vice President, Consumer and Business Banking Group Executive. Her experience in the banking and financial services industry spans over 20 years. Prior to joining HomeTrust, she served for over 13 years at PNC in senior leadership and strategic positions throughout the Southeast. Currently, she provides direction and leadership to our Consumer and Business Banking lines of business, which include Mortgage, Retail, Business Banking and Professional Investment Bank services.
Charles F. Sivley, Jr. Mr. Sivley, age 60, joined HomeTrust Bancshares and HomeTrust Bank in June 2024 as Executive Vice President, Chief Technology Officer. Mr. Sivley has more than 30 years of technology experience in large organizations of various sizes and complexities. Before joining HomeTrust, he served as Chief Information Officer at American National Bank, Highlands Union Bank, and First State Bank of the Southeast. Mr. Sivley also worked at Southern Company Services and served in the U.S. Army Reserves.
John F. Sprink, II. Mr. Sprink, age 61, joined HomeTrust Bancshares and HomeTrust Bank in November 2014 as Senior Vice President and Market President, leading HomeTrust’s de novo entrance into the Raleigh, North Carolina market. In May 2023, Mr. Sprink was promoted to Executive Vice President, Commercial Banking Group Executive. His experience in the banking industry of more than 30 years includes leadership roles at Central Carolina Bank/SunTrust and TrustAtlantic Bank.
Tony J. VunCannon. Mr. VunCannon, age 61, is a certified public accountant and has served as Executive Vice President (Senior Vice President prior to December 22, 2014), Chief Financial Officer and Treasurer of HomeTrust Bank since July 2006 and as Corporate Secretary of HomeTrust Bank since September 2017. From March 1997 to June 2006, Mr. VunCannon served as Vice President and Treasurer of HomeTrust Bank and from April 1992 to February 1997, Mr. VunCannon served as Controller of HomeTrust Bank. In addition, Mr. VunCannon has served as Executive Vice President (Senior Vice President prior to December 22, 2014), Chief Financial Officer and Treasurer of HomeTrust Bancshares since HomeTrust Bank’s mutual-to-stock conversion and as Corporate Secretary of HomeTrust Bancshares since September 2017. Previously, Mr. VunCannon was employed by KPMG in Charlotte, North Carolina.
Environmental, Social and Governance Matters
We view ourselves as a regional community bank positioned for smart growth—dedicated to maintaining the core values and culture that reflect our brand and commitment to solid, long-term value for all our stakeholders. We consider environmental, social and governance (“ESG”) matters to be an integral part of our business and are committed to continuous progression of our ESG efforts.
Environmental
Recent initiatives to reduce our environmental impact have included:
•Expanding the technologies which enable our employees to work remotely, reducing the environmental impact of commutes to and from office locations.
•Transitioning vendors to paperless invoicing and encouraging customers to utilize online banking, digital delivery of statements and electronic signatures.
•Incorporating environmentally conscious products in new installations, remodels and new builds.

•Retrofitting lighting infrastructure with high-efficiency LED technology, to improve overall energy performance and reduce operating costs.
•Installing more efficient HVAC equipment as well as remote technology to monitor all HVAC systems, both to optimize usage and maximize efficiency.
•Reducing offsite document storage requirements and record retention of paper.
•Reducing the frequency of supply deliveries.
•Ongoing activities to reduce our environmental impact include paper and plastic recycling in all locations, installing water filtration units to reduce plastic bottle usage, and auto shut-off lighting in certain areas.
•Recycling or refurbishing all computer waste.
•Performing pressure washing and window cleaning with zero parts-per-million purified water and without the use of harsh detergents or chemicals.
Social
Our Communities
Supporting individuals and businesses in our local communities is a top priority for us. We employ a full-time Community Development Officer and a full-time Community Development Mortgage Originator (working solely with low-to-moderate income (“LMI”) applicants). We also maintain a Community Reinvestment Act and Fair Lending Management Committee responsible for the governance and oversight of the following activities:
•Providing financial and professional expertise to individuals living in LMI or majority-minority areas or to non-profit organizations that primarily serve individuals and small businesses in those areas.
•Donations to non-profit organizations that primarily serve individuals or small businesses in LMI and minority communities.
•Community lending to individuals or organizations in support of affordable housing, community services, economic development, community revitalization and other activities such as obtaining grant assistance that are responsive to the needs of individuals where we have office locations.
•Investments in bonds, certificates of deposit, LMI loan pools and equity that are designed to support individuals living in LMI or minority areas.
•Establishment of policies, procedures, analytics and training to prevent discriminatory lending practices.
Community development initiatives during 2025 included:
•Provided first mortgage loan opportunities through our Homeownership Now mortgage lending program which offers 100% financing for qualified borrowers, as well as various state- and federal-based programs (NC, TN Housing and USDA, FHA, VA), to qualified LMI first-time homebuyers.
•Maintained approved lender status with a myriad of organizations that support affordable direct mortgage assistance to LMI populations, first-time homebuyers, veterans and others that may qualify. Facilitated grant and forgivable financing options through NC Housing Finance Agency and the FHLB Atlanta Set-Aside program.
•Partnered with Habitat for Humanity (“Habitat”) in Asheville, Charlotte, and Haywood and Wake Counties, North Carolina and Greenville, South Carolina to originate mortgage loans for families purchasing new homes through Habitat. To date, we have made aggregate commitments to this program of more than $29 million, including originations of over $26 million.
•Promoted financial literacy programs by providing FDIC Money Smart curriculum at no cost and partnering with the Banzai financial education program in several public schools. A financial literacy task force was created to develop and implement a consistent curriculum for all markets served and develop partnerships to deliver these classes on an ongoing basis with local after school programs, specifically those in LMI communities.
•Provided first-time home buyer seminars that included a road map to the buying and lending process and identified resources such as financial education and down payment assistance programs.
•Supported a variety of non-profit organizations through approximately $530,000 in donations and sponsorships that work to make positive impacts on our communities with a focus on financial education, affordable housing and essential community services to LMI individuals.
•Held over $84 million in investments that promote LMI housing, including mortgages purchased from non-profit organizations, U.S. government-sponsored enterprises, low-income equity tax credits and certificates of deposit.
•Provided over 1,850 hours through our employee volunteer community service activities.
•Provided approximately $68 million of Community Development lending through loans and leases to developers, non-profit entities and municipalities. These loans benefit communities through services to LMI individuals, job creation and stabilization, economic development and affordable housing.
•HomeTrust Bank was awarded $3.4 million from the FHLB of Atlanta to support affordable housing projects, which we allocated to RDOOR Housing Corporation (senior housing in South Carolina), Sawmill Village (multifamily housing in Western North Carolina), Parker Heights (multifamily units in Charlotte), and Trella Uptown (development in Charlotte).

Our Employees
Key aspects of our human capital management include the following:
•Talent Acquisition. We recruit, hire and promote employees based on their individual ability and experience and in accordance with Affirmative Action and Equal Employment Opportunity laws and regulations. Our talent acquisition practices are designed to attract top talent and foster a workplace where belonging fuels excellence. Selection teams are guided by our talent acquisition professionals in the proper recruitment and selection of candidates with a focus on competency-based hiring. We stay abreast of market trends and best practices, ensuring that we remain competitive and an attractive place to work. An employee referral program serves to reward current employees for identifying top candidates who choose to apply and accept employment with us.
•Employee Retention and Engagement. Our business strategy relies heavily on relationships with both internal and external stakeholders. At new employee orientation, newly hired employees are educated on the history of the Company, our vision and our 33 culture fundamentals which outline how we work with our customers, partners and each other. We require all leaders to provide regular performance feedback and encourage collaboration across the Company through open dialogue and focused execution while seeking diverse perspectives.
We believe a strong corporate culture and employee engagement is crucial to the success of the Company. In 2025, we conducted a comprehensive employee engagement survey, with a high-level of employee participation and year-over-year we have continued to improve our employee engagement results. Results are utilized to gain perspective on what we do well and identify opportunities for improvement. In addition, HomeTrust continues deepening the understanding of our 33 culture fundamentals, which we introduced in 2022. Our fundamentals are a behavior-based set of expectations, intended to support the Company’s core values and increase overall employee engagement. As employees exit the organization, we seek their candid feedback through confidential interviews and surveys to improve our processes, practices, and overall work environment.
HomeTrust is committed to sustaining a high performing regional community bank and we believe the best way to achieve that goal is to become a regionally and nationally recognized best place to work. In 2025, the Company was named one of Bank Director’s “Best U.S. Banks,” one of Forbes’ “America’s Best Banks,” one of S&P Global’s “Top 50 Community Banks,” and named to the 2025 KBW Honor Roll. In addition, the Company has been recognized as one of American Banker’s “Best Banks to Work For,” has received a “Most Loved Workplace” certification by Best Practices Institute, and has been named as one of Best Companies Group’s “America’s Best Workplaces” and a “Best Place to Work” in Georgia, North Carolina, South Carolina, Tennessee and Virginia. These recognitions are a testament to the collective achievements of our teams and our ongoing commitment to enhancing the employee experience. HomeTrust continues to make significant investments in the culture of our workplace, expansion of inclusive benefits, increased employee communication, training and education opportunities. Collectively, these initiatives are designed to have a teammate first work environment to boost employee morale, engagement and job satisfaction.
•Community Engagement. We are committed to serving and strengthening the communities in which we live, work and play, and believe this commitment fosters strong and rewarding relationships with our customers and community partners. Community Service Leave (“CSL”) is awarded annually to employees to foster volunteerism with charities of their choice throughout the year. All employees are eligible for CSL and may use it throughout the calendar year to participate in eligible community service activities. The Bank also annually sponsors two week long events called the “Heart of HTB” where employees come together to volunteer at non-profit organizations which serve our communities.
•Safety and Well-Being. Valuing our people, our greatest asset, means that good health, safety and well-being practices, both at home and at work, are woven into the fabric of our culture. We offer a comprehensive benefits package to our employees and have designed our benefits and compensation programs to attract, retain, motivate and reward employees. In addition to traditional health benefits, we offer a confidential employee assistance program for employees and for those living in their households which provides tools, resources and counseling at no charge to them. We also provide a physical wellness program, which delivers products, services and tools to help employees maintain a healthy life. We provide access to financial wellness counseling services and promote the health and wellness of our employees by strongly encouraging work-life balance and a healthy lifestyle. The Company's competitive paid time off program gives our employees a chance to step back from their professional commitments, which employees may use for vacation, personal use or illness.
To foster inclusivity and support our employees through various life events, we offer a 100% paid parental leave benefit to all eligible employees, regardless of gender, for the birth, adoption or fostering of a new child. In addition, we offer company-paid short-term disability coverage to provide 100% wage replacement for eight weeks for employees with at least one year of service if they experience a qualifying medical event. Supporting our employees through personal hardships is of the utmost importance, which is why we founded the HTB Employee Relief Fund, launched with a significant initial donation by the Bank, which is continuously funded through employee and Board member donations and a generous match by the Company each year. The HTB Employee Relief Fund provides financial grants to support employees in times of crisis, disaster or hardship.

Governance
Our Board of Directors and management are committed to sound and effective corporate governance practices. Certain aspects of these practices, including the leadership structure of our Board and the Board’s role in risk oversight, the Board’s committees, our Code of Ethics and Conduct, our stock ownership guidelines for directors and executive officers and our director and executive compensation programs, are discussed in the sections that follow. We believe the diversity of our directors has significantly enhanced the effectiveness of our Board. This topic is discussed in greater detail in the “Board Diversity and Refreshment” section above.
Director Independence
The following directors of the Company, constituting a majority (nine of ten directors) of the Board, have been determined to be “independent directors,” as that term is defined in the New York Stock Exchange (“NYSE”) listing standards: Cureton, Hancock, Jacobs, James, Kendall, Lowe, Neelagaru, Switzer and Williams. In determining Dr. Neelagaru’s status as an independent director, the Board considered the fact that he was the founder and former chief executive officer of Quantum and Quantum National Bank prior to Quantum’s merger with the Company effective February 12, 2023.
The independent directors regularly meet in executive session (that is, with no non-independent directors or management present). Mr. Williams, as Chairman of the Board, presides at these sessions.
Board Leadership Structure and Role in Risk Oversight
Leadership Structure. The Board periodically reviews and discusses its leadership structure and has determined that it is currently in the best interests of the Board and the Company to separate the roles of Chief Executive Officer and Chairman of the Board. The Board believes this structure increases the Board’s independence from management and, in turn, enhances its monitoring and oversight of management. The Company has in the past combined the positions of Chief Executive Officer and Chairman into one position and may do so again in the future, if so determined by the Board.
Role in Risk Oversight. Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success. We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks we face, while the Board has ultimate responsibility for the oversight of risk management. The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning and daily management of our business. Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board has delegated the oversight of certain risk areas to certain committees of the Board. The responsibilities of the Executive and Risk Committee of the Board of Directors include enterprise risk management, which encompasses the primary risks faced by HomeTrust Bank in its operations. The responsibilities of the Audit Committee of the Board of Directors include assisting the Board with respect to potential financial risks to the Company. The responsibilities of the Compensation and Human Capital Committee of the Board of Directors include the consideration of risks in connection with incentive and other compensation programs. The responsibilities of the Asset/Liability Committee of the Board of Directors include monitoring liquidity and interest rate risk. See the “Board Meetings and Committees” section below. These committees regularly provide reports of their activities and recommendations to the full Board. In addition, members of senior management regularly attend meetings of the Board to report to the Board on the primary areas of risk that we face.
Cybersecurity risk is a key consideration in the operational risk management capabilities at HomeTrust Bank. We maintain a formal information security management program, which is subject to oversight by, and reporting to, the Executive and Risk Committee. Given the nature of our operations and business, including the Bank’s reliance on relationships with various third-party providers in the delivery of financial services, cybersecurity risk may manifest itself through various business activities and channels, and it is thus considered an enterprise-wide risk that is subject to control and monitoring at various levels of management throughout the Bank. The Executive and Risk Committee oversees and reviews reports on significant matters of corporate security, including cybersecurity.
Board Meetings and Committees
The current members of the Boards of Directors of the Bank and the Company are identical. Meetings of the Company’s and the Bank’s Boards of Directors are generally held eight times per year. In those months when the Boards of Directors do not meet, the Boards’ Executive and Risk Committee meets. During the fiscal year ended December 31, 2025, the Board of Directors of the Company held nine meetings and the Board of Directors of the Bank held nine meetings. During the fiscal year ended December 31, 2025, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which he or she served during the period.
The Company’s Board of Directors has the following standing committees which are summarized below: Asset/Liability Committee, Audit Committee, Compensation and Human Capital Committee, Executive and Risk Committee, Governance and Nominating Committee and Mergers and Acquisitions Committee.

Asset/Liability Committee. The Asset/Liability Committee is currently comprised of Directors Switzer (Chair), Hancock, Jacobs, Neelagaru and Westbrook. The Asset/Liability Committee is responsible for the approval of the Company’s investment and asset/liability management strategies, establishing related policies and monitoring compliance with those policies. During the fiscal year ended December 31, 2025, the Asset/Liability Committee met four times.
Audit Committee. The Audit Committee is currently comprised of Directors Kendall (Chair), Cureton, Hancock, Jacobs, and Switzer, each of whom is “independent,” as independence for audit committee members is defined in the NYSE listing standards. The Company’s Board of Directors has determined that each of Ms. Kendall and Mr. Switzer is an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K.
The Audit Committee operates under a written charter adopted by the Company’s Board of Directors, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Governance” and then “Documents & Charters.” The Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to: the integrity of the Company’s consolidated financial statements and the accounting and financial reporting processes; the systems of internal accounting and financial controls; compliance with legal and regulatory requirements and the Company’s policies; the annual independent audits of the Company’s consolidated financial statements and internal control over financial reporting; the independent auditors’ qualifications and independence; the performance of the Company’s internal audit department and independent auditors; and any other areas of potential financial risk to the Company specified by its Board of Directors. The Audit Committee also is responsible for hiring, retaining and terminating the Company’s independent auditors. The Audit Committee met nine times during the fiscal year ended December 31, 2025.
Compensation and Human Capital Committee. The Compensation and Human Capital Committee (the “Compensation Committee”) is currently comprised of Directors James (Chair), Cureton, Lowe, Neelagaru and Williams, each of whom is an “independent director,” as that term is defined in the NYSE listing standards. The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering the Company’s compensation and benefit programs. The Compensation Committee also is responsible for:
•reviewing from time to time the Company’s compensation and incentive plans and, if the Committee believes it to be appropriate, amending these plans or adopting new plans;
•overseeing the evaluation of management and determining the compensation for executive officers, including salary, bonus, short-term incentives, long-term incentives and all other forms of compensation, including participation in tax-qualified and non-qualified benefit plans. This includes evaluating performance following the end of incentive periods and setting specific awards for executive officers;
•reviewing and approving the amount of the Company’s 401(k) matching contributions and ESOP allocations under the KSOP each year;
•performing such duties and responsibilities as may be assigned to the Committee under the terms of any executive or employee compensation plan;
•reviewing annually all employment contracts of the Company’s executive officers and approving the amendment, extension or termination of such contracts as deemed appropriate, and considering any proposed new employment contracts with executive officers;
•periodically reviewing and recommending to the Board the appropriate level of compensation and the appropriate mix of cash compensation and equity compensation for Board and Board committee service; and
•overseeing succession planning for the Company’s executive management team.
The Compensation Committee operates under a formal written charter, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Governance” and then “Documents & Charters.” During the fiscal year ended December 31, 2025, the Compensation Committee met seven times.
The charter of the Compensation Committee authorizes the committee to retain a consultant to assist the committee in carrying out its responsibilities. Pursuant to this authority, the Compensation Committee retained the consulting firm of Meridian Compensation Partners, LLC (“Meridian”). For additional information regarding the role of Meridian, see “Executive Compensation – Compensation Discussion and Analysis – What Guides Our Program – Role of Independent Compensation Consultant.”
The charter of the Compensation Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee. For a discussion of the role of executive officers in setting executive pay, see “Executive Compensation – Compensation Discussion and Analysis – What Guides Our Program – Role of Executive Officers in Determining Compensation.”
Executive and Risk Committee. The Executive and Risk Committee is currently comprised of Directors Williams (Chair), James, Hancock, Kendall, Switzer and Westbrook. The Executive and Risk Committee is authorized to exercise the power of the Board of Directors between Board meetings, to the extent permitted by applicable law, and performs the duties of the

Loan Committee in the months the full Board of Directors does not meet. The responsibilities of the Executive and Risk Committee also include:
•periodically review and approve the Company’s enterprise risk management program activities and related frameworks;
•review and discuss the following with management: the Company’s risk appetite statement and risks to corporate strategy; alignment of strategy and business objectives with the Company’s stated mission, vision and core values; significant business decisions, including capital allocations, funding and dividend-related decisions, to understand the risks to the Company; responses to significant fluctuations in the performance of the Company or the risks impacting the Company; and corporate culture and desired behaviors, including responses to instances of deviations from core values;
•coordinate with other Board committees, including the Audit, Compensation and Asset/Liability Committees, to assist in the performance of their duties and responsibilities with respect to risk management, to share information and to avoid duplication of efforts;
•review and approve the Chief Risk Officer’s assessment of the risks with employee compensation and incentive practices;
•review and approve policies, systems and processes for risk data aggregation and model governance;
•receive and discuss with the Chief Risk Officer the Company’s major risk exposures and corporate risk profile and review steps taken by management to monitor, manage and mitigate significant risk exposures;
•review the activities of management-level committees to identify, monitor and respond to the Company’s significant risks;
•review and approve enterprise risk policies that reflect the Company’s risk management philosophies, principles and risk limits;
•receive and review reports from the Chief Risk Officer and other members of management regarding the state and maturity of the Company’s overall risk management program;
•receive and review communications from the Chief Risk Officer and other members of management on the results of risk management activities, including any emerging risks and risk topics to enhance the Executive and Risk Committee members’ knowledge and awareness of key risks that may impact the Company;
•review and discuss with management any audit and examination results and other reports from regulatory authorities relating to the Company’s risk management activities;
•review management’s process for the reporting of all independent loan review results directly to the full Board;
•receive and review reports from management at least annually on the Company’s insurance program; and
•review and approve the Company’s information security program and receive reports from management on the status of the program activities and any significant risks to the Company or customers.
The Executive and Risk Committee operates under a formal written charter, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Governance” and then “Documents & Charters.” The Executive and Risk Committee met four times during the fiscal year ended December 31, 2025.
Governance and Nominating Committee. The Governance and Nominating Committee is currently comprised of Directors Williams (Chair), Cureton, James, Kendall, Lowe and Neelagaru, each of whom is an “independent director,” as that term is defined in the NYSE listing standards. The Governance and Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Governance and Nominating Committee. The nominees for election at the annual meeting identified in this proxy statement were recommended to the Board by the Governance and Nominating Committee.
The Governance and Nominating Committee operates under a formal written charter adopted by the Board, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Governance” and then “Documents & Charters.” The Governance and Nominating Committee has the following responsibilities under its charter:
•recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;
•recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, giving consideration to the candidate’s particular experience, qualifications, attributes or skills in view of the following criteria, as applicable:
honesty/integrity/reputation; commitment to the long-term success of the Company and stock ownership; right fit/collaborative leader/builds consensus/team builder; commitment and time to fulfill responsibilities; ability to read and understand financial statements; expertise in strategic thinking and planning; diversity of Board members; financial management expertise; understanding and knowledge of banking industry and trends; bank accounting expertise, experience as a CPA/CFO/auditor/other relevant experience and/or meets SEC “Audit Committee Financial Expert” definition; director/senior executive of a company comparable in size and/or complexity to the Company (or larger)

with recent operating experience; experience with mergers/acquisitions; expertise in technology, including e-commerce and business continuity planning; expertise in enterprise risk management; experience as a human resources executive or related experience in culture change, recruiting and retaining talent; and any other factors that the Governance and Nominating Committee may deem appropriate.
The Governance and Nominating Committee considers these criteria, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining diversity among its members;
•review nominations submitted by stockholders addressed to the Company’s Corporate Secretary that comply with the requirements of the Company’s charter and bylaws. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;
•review proposals submitted by stockholders for business to be conducted at annual meetings of stockholders;
•determine the criteria for the selection of the Chair and Vice Chair/Lead Director of the Board and make recommendations to the Board for these positions;
•annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary;
•develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, review those guidelines at least annually and perform the responsibilities assigned to the Committee under those guidelines. Implement other policies regarding corporate governance matters as deemed by the Committee or Board to be necessary or appropriate;
•oversee the evaluation process of the Board and management and conduct an annual performance evaluation of the Committee;
•recommend advisory directors and emeritus directors; and
•perform any other duties or responsibilities delegated to the Committee by the Board.
Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the notice procedures. Pursuant to the Company’s bylaws, nominations for directors by stockholders must be made in writing and received by the Corporate Secretary of the Company at the Company’s principal executive offices no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s bylaws.
The Governance and Nominating Committee met three times during the fiscal year ended December 31, 2025.
Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee is currently comprised of Directors James (Chair), Lowe, Switzer, Westbrook and Williams. The Mergers and Acquisitions Committee is responsible for reviewing potential merger and acquisition transactions and, if appropriate, recommending such transactions to the Board of Directors for the Board’s consideration and approval. The Mergers and Acquisitions Committee met five times during the fiscal year ended December 31, 2025.
Communications with Directors
Stockholders and other interested parties wishing to communicate with the Board of Directors, the Chairman of the Board or the independent directors as a group may do so by writing to the following address to the attention of the Corporate Secretary, who will then route the correspondence to the intended recipient(s): HomeTrust Bancshares, Inc., Attention: Corporate Secretary, 10 Woodfin Street, Asheville, North Carolina 28801.
Board Member Attendance at Annual Stockholder Meetings
Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances. All but two of the Company’s directors serving at that time attended the Company’s last annual meeting of stockholders.
Director Compensation
The current members of the Boards of Directors of the Bank and the Company are identical. The following table includes information regarding the compensation earned, for service as a director, by each individual who served on the Company’s Board of Directors during the fiscal year ended December 31, 2025, other than Mr. Westbrook, the Company’s President and Chief Executive Officer. During the fiscal year ended December 31, 2025, Mr. Westbrook did not receive any compensation for his service as a director. For information regarding Mr. Westbrook’s compensation for service as an executive officer, see “Executive Compensation.”

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total

Jesse Cureton	$47,500	$39,975	$—	$—	$571	$88,046
Bonnie V. Hancock	46,000	39,975	—	—	571	86,546
Dwight L. Jacobs	41,500	39,975	—	—	571	82,046
Robert E. James, Jr.	57,250	39,975	—	—	669	97,894
Laura C. Kendall	57,667	39,975	—	—	669	98,311
Craig C. Koontz(1)	25,917	—	—	11,418	17,889	55,224
Rebekah M. Lowe	44,500	39,975	—	—	669	85,144
Narasimhulu Neelagaru, M.D.	44,500	39,975	—	—	669	85,144
John A. Switzer	53,000	39,975	—	—	669	93,644
Richard T. Williams	94,083	39,975	—	302	669	135,029

(1)	Mr. Koontz retired as a director effective May 19, 2025.
(2)
Represents the grant date fair value under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”), of an award of 1,116 shares of restricted stock to each of Mr. Cureton, Ms. Hancock, Mr. Jacobs, Mr. James, Ms. Kendall, Ms. Lowe, Dr. Neelagaru, Mr. Switzer and Mr. Williams, which is scheduled to vest in full on June 2, 2026. The assumptions used in the calculation of the grant date fair value amount are included in Note 15 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC. As of December 31, 2025, Mr. Cureton, Ms. Hancock, Mr. Jacobs, Mr. James, Ms. Kendall, Ms. Lowe, Dr. Neelagaru, Mr. Switzer and Mr. Williams each held 1,116 unvested shares of restricted stock.

(3)	As of December 31, 2025, Mr. Koontz held options to purchase 3,700 shares of common stock and each of Messrs. James and Williams and Ms. Kendall held options to purchase 12,000 shares of common stock.
(4)	In the case of Mr. Koontz, includes the aggregate of (i) the change in the actuarial present value of his accumulated benefit under HomeTrust Bank’s Director Emeritus Plan (the “Director Emeritus Plan”) from December 31, 2024 to December 31, 2025 of $10,504 and (ii) above-market interest of $914 on deferred compensation. In the case of Mr, Williams, represents above-market interest of $302 on deferred compensation. Mr. Koontz is the only individual listed in the table who participates in the Director Emeritus Plan. For additional information, see “– Director Emeritus Plan.”
(5)	Represents dividends paid on unvested shares of restricted stock plus, in the case of Mr. Koontz, distributions under the Director Emeritus Plan of $17,500.
Director Retainer and Fees
During the fiscal year ended December 31, 2025, the compensation arrangement for non-employee directors consisted of the following: (i) an annual cash retainer of $34,000; (ii) a cash fee of $1,500 for each in-person Board meeting attended in excess of ten in-person meetings during the fiscal year; (iii) a cash fee of $750 for each committee meeting attended lasting 30 minutes or more, with a per meeting fee of $1,500 for the Chair of the Mergers and Acquisitions Committee; (iv) an annual restricted stock award, with a targeted value of approximately $40,000; (v) an additional annual cash retainer of $40,000 for the Board Chair, $12,000 for the Audit Committee Chair ($10,000 prior to March 1, 2025), $9,000 for the Compensation Committee Chair ($7,500 prior to March 1, 2025) and $6,000 for the Governance and Nominating Committee Chair ($5,000 prior to March 1, 2025); and (vi) effective March 1, 2025, a new cash retainer of $3,000 for the Asset/Liability Committee Chair. Directors who are also employees of HomeTrust Bank do not receive an annual retainer or other fees for serving on the Board.
Equity-Based Compensation
At the Company’s annual meeting of stockholders held on January 17, 2013, its first meeting of stockholders following the July 2012 mutual-to-stock conversion of HomeTrust Bank, the Company’s 2013 Omnibus Incentive Plan was approved. The 2013 Omnibus Incentive Plan allowed for the grant of stock options, stock appreciation rights, restricted stock, restricted share units and cash awards to eligible participants. The 2013 Omnibus Incentive Plan was similar to equity-based incentive plans adopted by other newly converted thrift institutions.
At the Company’s annual meeting of stockholders held on November 14, 2022, the Company’s 2022 Omnibus Incentive Plan was approved. The 2022 Omnibus Incentive Plan permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. Upon the stockholders’ approval of 2022 Omnibus Incentive Plan, no future awards could be made under the 2013 Omnibus Incentive Plan.
As noted under “– Director Retainer and Fees,” non-employee directors receive an annual restricted stock award. The most recent such award was made on June 2, 2025, with Directors Cureton, Hancock, Jacobs, James, Kendall, Lowe, Neelagaru, Switzer and Williams each receiving 1,116 shares of restricted stock. These shares are scheduled to vest in full on June 2, 2026.

Director Emeritus Plan
The Director Emeritus Plan is a legacy plan under which certain former directors may receive post-service compensation. The Director Emeritus Plan is closed to new participants, and no current directors participate. Former Director Koontz is the only individual who was a director of the Company during the fiscal year ended December 31, 2025 who is a participant in the Director Emeritus Plan and received benefits under the plan during that year. The Company has fully accrued its obligations under the Director Emeritus Plan.
Code of Ethics and Conduct
We have adopted a Code of Ethics and Conduct (the “Code of Ethics”), which applies to all directors, officers and employees of the Company and its subsidiaries. The Code of Ethics reflects our expectation of honest and ethical conduct in all aspects of our business from all directors, officers and employees. A copy of the Code of Ethics is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Governance” and then “Documents & Charters.”
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale and/or other dispositions of our securities by our directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable NYSE listing standards. A copy of our insider trading policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Stock Ownership Guidelines
We have adopted stock ownership guidelines applicable to our directors and executive officers in order to further align their interests with the interests of our stockholders. These guidelines are described under “Executive Compensation – Compensation Discussion and Analysis – Other Compensation Practices, Policies and Guidelines – Stock Ownership Guidelines.”
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This section provides a comprehensive overview and analysis of our executive compensation programs, including the material compensation policies and decisions implemented under those programs, as well as the key factors considered in making such decisions. The disclosures that follow include a series of tables presenting detailed information regarding compensation paid or awarded to the following individuals identified as our “named executive officers” (“NEOs”):
•C. Hunter Westbrook, President and Chief Executive Officer of the Company and the Bank*;
•Tony J. VunCannon, Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer of the Company and the Bank;
•Kristin Y. Powell, Executive Vice President, Consumer and Business Banking Group Executive of the Company and the Bank;
•John F. Sprink, II, Executive Vice President, Commercial Banking Group Executive of the Company and the Bank; and
•Megan Pelletier, Executive Vice President, Chief Operations and People Officer of the Company and the Bank.
*Prior to September 1, 2022, Mr. Westbrook was President and Chief Operating Officer of the Company and President and Chief Executive Officer of the Bank.
Executive Summary
Business Highlights. For the fiscal year ended December 31, 2025 compared to the fiscal year ended December 31, 2024:
•net income was $64.4 million, compared to $54.8 million;
•diluted earnings per share were $3.72 compared to $3.20;
•return on average assets was 1.46% compared to 1.23%;
•return on average equity was 11.06% compared to 10.37%;
•net interest margin was 4.25% compared to 4.07%;
•provision for credit losses was $6.9 million compared to $7.5 million;
•gain on the sale of our two Knoxville, Tennessee branches was $1.4 million compared to $0;
•tax-free bank owned life insurance death benefit proceeds in excess of cash surrender value of $92,000 compared to $1.1 million;
•cash dividends were $0.49 per share, totaling $8.4 million, compared to $0.45 per share, totaling $7.7 million; and
•334,413 shares of common stock were repurchased at an average price of $40.30 compared to 23,483 shares repurchased at an average price of $27.48.
Our senior leadership team has established the Company as a high-performing regional community bank, supported by the continued expansion of commercial lines of business, the recruitment of experienced local commercial relationship managers, and ongoing investments in technology and operational infrastructure. We have also expanded our geographic presence into attractive, high-growth markets across the Carolinas, Georgia, Southwest Virginia and East Tennessee.
Our strategy emphasizes the importance of a strong organizational culture and a differentiated employee value proposition, which we believe are critical to driving sustained performance. This focus has been recognized through numerous industry accolades, including being named one of Bank Director’s “Best U.S. Banks” for three consecutive years, one of Forbes’ “America’s Best Banks” for two consecutive years, one of S&P Global’s “Top 50 Community Banks” for two consecutive years, and inclusion in the 2025 KBW Bank Honor Roll. In addition, the Company has been recognized as one of American Banker’s “Best Banks to Work For,” received a “Most Loved Workplace” certification from Best Practices Institute, was named one of Best Companies Group’s “America’s Best Workplaces,” and has been honored as a "Best Place to Work" across multiple states within our footprint.
A key contributor to these results is our behavior-based culture, which is grounded in clearly defined principles that guide decision-making and reinforce accountability across the organization. In 2022, we introduced 33 culture fundamentals that articulate our core values and define how we operate. These fundamentals, from #1 - “do the right thing, always” to #17 - “think and act like an owner” to #33 - “keep things fun,” are embedded throughout the Company and are reinforced weekly through internal communications and team engagement. They inform how we manage the business, serve our customers, and collaborate with one another.
Say on Pay. We conduct an advisory say on pay vote of our stockholders on an annual basis. At our 2025 annual meeting of stockholders, approximately 97% of the votes cast on the say on pay proposal were in favor, indicating strong stockholder support for our executive compensation program. The Compensation Committee carefully considers the results of the annual say on pay vote and stockholder feedback received in its evaluation of executive compensation policies and decisions.
Key Compensation Actions. The Compensation Committee is committed to aligning the Company’s executive compensation programs with the interests of stockholders, while supporting the attraction, motivation and retention of high-performing executives. In furtherance of this objective, the Compensation Committee implemented the following key compensation actions for the fiscal year ended December 31, 2025:
•increases in NEO base salaries were generally merit-based and to maintain such salaries at approximately the 50th percentile of the market compensation data for their positions; and
•cash awards under the Company’s short-term incentive program were based on corporate financial performance.
Executive Compensation Best-Practices. To support long-term value creation, we follow good governance practices, including the following:

Pay for performance, minimum performance requirements and capped payouts
Our annual incentives require minimum levels of performance before amounts are earned and have a cap on maximum payouts. More than one-half of our chief executive officer’s annual equity awards are performance-based and one-half of the annual equity awards to other executive officers are performance-based.

Appropriate risk-taking
We set challenging, yet achievable performance goals that are centered around our internal financial plan, which we believe will not encourage risk taking outside the range of risk inherent in our business.

Clawback provisions	Our annual incentives and equity-based awards are subject to clawback if we are required to restate our financial results.
Limited perquisites	We provide limited perquisites, which are offered selectively when they enhance productivity or further the Company’s business interests.
No golden-parachute excise tax gross-ups	We have not entered into any agreements that provide a golden parachute excise tax gross-up in the event of a change in control.
“Double-trigger” severance benefits in the event of a change in control	In the event of a change in control, severance benefits are only paid upon a qualifying termination of employment upon or after the change in control.
No repricing or exchanges of underwater stock options	Our equity plans prohibit the repricing or exchange of underwater stock options without stockholder approval.
Significant stock ownership requirement
Our executive officers and directors are required to accumulate and hold our common stock equal to a multiple of base salary (three times base salary for the chief executive officer and one times base salary for each of the other NEOs) or annual Board retainer (five times annual retainer for each non-employee director).

No hedging or pledging	Our executive officers and directors are prohibited from hedging or pledging our securities.
Annual say on pay vote	The Company seeks and values stockholder feedback and holds a say on pay vote every year.
What Guides Our Program
Compensation Philosophy and Objectives. The Compensation Committee of the Board of Directors administers our compensation and benefit programs. The Compensation Committee is responsible for setting and administering the policies which govern executive compensation. Our current compensation philosophy is designed to:

•attract the right people and retain top performers;
•be competitive with other companies of similar size and complexity;
•reward and motivate behaviors consistent with our culture and values;
•inspire and motivate employees, both individually and as a team, to execute our vision, business strategy and drive for enduring customer satisfaction; and
•differentiate rewards for our top performers through performance-based compensation.
Our compensation philosophy is supported by the elements of our executive compensation program listed in the table below. These compensation elements provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives.

Compensation Element	Form	Description
Base Salary	Cash (Fixed)	Provides a competitive fixed rate of pay relative to similar positions in the market, and enables the Company to attract and retain critical executive talent.
Annual Incentives	Cash (Variable)	Focuses executives on achieving annual financial and strategic goals that drive long-term stockholder value by maturing our new lines of business to drive higher levels of earnings and value creation for stockholders.
Long-Term Incentives	Equity (Variable)	Provides incentives for executives to execute on longer-term financial/strategic growth goals that drive stockholder value creation and support the Company’s retention strategy.
Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee works closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee operates under a formal written charter, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Governance” and then “Documents & Charters.”
The Compensation Committee makes all final compensation and equity award decisions regarding our chief executive officer and other NEOs.
Role of Executive Officers in Determining Compensation. For the fiscal year ended December 31, 2025, our chief executive officer (Mr. Westbrook) recommended to the Compensation Committee the compensation of the NEOs other than himself. Our chief executive officer was not involved with any aspect of determining his own compensation.
Role of Independent Compensation Consultant. The Compensation Committee previously engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant and, during 2025, transitioned to Meridian, which now serves as the Committee’s independent compensation consultant. Both Pearl Meyer and Meridian supported the Compensation Committee in evaluating the Company’s executive and director compensation programs during 2025. Meridian reports directly to the Compensation Committee and performs its services at the direction of the Committee.
In connection with its engagement, Meridian provides advice and analyses on a range of compensation-related matters. In fulfilling these responsibilities, Meridian may interact with management to obtain information and data necessary to support the Compensation Committee’s decision-making process.
The Compensation Committee has assessed the independence of both Pearl Meyer and Meridian in accordance with applicable NYSE listing standards (and NASDAQ listing standards prior to the Company’s transfer to the NYSE on February 24, 2025) and has determined that the work of each consultant does not give rise to any conflicts of interest.
Role of Peer Groups. In establishing compensation for our NEOs, the Compensation Committee reviews market data for executive officers peer institutions of comparable size, complexity and business profile. For 2025 compensation decisions, the Compensation Committee considered compensation practices and levels among the following peer institutions with asset sizes ranging from $3.0 billion to $9.6 billion:

Capital City Bank Group, Inc.	Carter Bankshares, Inc.	Colony Bankcorp, Inc.
City Holding Company	Civista Bancshares, Inc.	CNB Financial Corporation
Community Trust Bancorp, Inc.	Farmers National Banc Corp.	The First Bancshares, Inc.*
First Community Bankshares, Inc.	German American Bancorp, Inc.	Peoples Bancorp Inc.
Primis Financial Corp.	Republic Bancorp, Inc.	SmartFinancial, Inc.
Southern First Bancshares	Stock Yards Bancorp, Inc.	Summit Financial Group, Inc.*
Univest Financial Corporation
*As of December 31, 2025, these peers had been acquired.

In addition to proxy statement data, the Compensation Committee considers national survey data for the banking industry, including data reflecting institutions of comparable asset size, in evaluating compensation for our executive officers.
Fiscal 2025 Executive Compensation Program in Detail
Base Salaries. The Company provides base salaries designed to be competitive and to support the attraction and retention of high-caliber executive talent. Base salary levels are determined using a range of factors, including market data, individual experience and tenure, performance and scope of responsibilities. The Compensation Committee reviews base salaries annually to ensure continued alignment with these considerations.
Effective October 1, 2025, the Compensation Committee approved merit-based increases to the base salaries of the NEOs, with the objective of maintaining base salary levels at approximately the 50th percentile of relevant market data for their respective positions. These changes are reflected in the following table.

Name	Base Salary Before 10/01/2025 Increase	Base Salary After 10/01/2025 Increase	% Change

C. Hunter Westbrook	$665,000	$700,000	5.26%
Tony J. VunCannon	340,000	370,000	8.82
Kristin Y. Powell	315,000	326,000	3.49
John F. Sprink, II	305,000	314,150	3.00
Megan Pelletier	315,000	326,000	3.49
Effective April 6, 2026, the Company implemented a common annual merit increase cycle for all employees. In connection with this change, the NEOs received merit-based increases to their base salaries, with the objective of maintaining base salary levels at approximately the 50th percentile of relevant market data for their respective positions. These changes are reflected in the following table.

Name	Base Salary Before 04/06/2026 Increase	Base Salary After 04/06/2026 Increase	% Change

C. Hunter Westbrook	$700,000	$733,000	4.71%
Tony J. VunCannon	370,000	383,000	3.51
Kristin Y. Powell	326,000	337,000	3.37
John F. Sprink, II	314,150	325,000	3.45
Megan Pelletier	326,000	345,000	5.83
Annual Incentives. Under the Senior Leadership Incentive Plan, participating executive officers are eligible for annual cash incentives generally ranging from 50% to 150% of their target opportunities, based on the achievement of pre-established, weighted performance goals. Payouts are earned at 50% of target for threshold performance, 100% for target performance, and 150% for maximum performance, with interpolation applied for results between performance levels. Awards remain subject to the discretion of the Compensation Committee.
For most NEOs, performance is based on adjusted pre-tax, pre-provision income. For Ms. Powell and Mr. Sprink, 50% of the incentive opportunity is based on division profitability relative to plan, with the balance based on adjusted pre-tax, pre-provision income. Set forth below is a summary of the target award opportunities for the fiscal year ended December 31, 2025 under the Senior Leadership Incentive Plan for the NEOs.

Name	Target (% of Base Salary)	Target ($)

C. Hunter Westbrook	50%	$350,000
Tony J. VunCannon	40	148,000
Kristin Y. Powell	40	130,400
John. F. Sprink, II	40	125,660
Megan Pelletier	30	97,800
The following table outlines the Senior Leadership Incentive Plan performance goal for adjusted pre-tax, pre-provision income (the “corporate performance goal”), and actual results for the fiscal year ended December 31, 2025, as well as the payout achievement of the corporate performance goal for that year (dollars in millions):

Corporate Performance Goal	Threshold	Target	Maximum	Actual Results	Payout Achievement as Calculated

Adjusted Pre-Tax, Pre-Provision Income	$69.2	$81.4	$93.6	$86.4	120.7%
The Senior Leadership Incentive Plan permitted the Compensation Committee to modify payout amounts at its discretion based on the Company’s performance on key metrics relative to an index of publicly traded banks located east of the Mississippi River with assets ranging from 0.5x to 2.0x the Company’s average assets. Key metrics include pre-tax, provision earnings/assets and select asset quality indicators. The Compensation Committee did not modify the payout amounts for the fiscal year ended December 31, 2025.
The Company’s adjusted pre-tax, pre-provision income for the fiscal year ended December 31, 2025 (a 100% weighting in determining the awards payable to Messrs. Westbrook and VunCannon and Ms. Pelletier and a 50% weighting in determining the awards payable to Ms. Powell and Mr. Sprink) was $86.4 million, which fell between the target level of performance of $81.4 million and the maximum level of performance of $93.6 million. The adjusted pre-tax, pre-provision income amount for the fiscal year ended December 31, 2025 excludes $1.5 million of gain from the sale of the Company’s two Knoxville branch offices and other assets during the year.
As noted above, the performance goals for Ms. Powell and Mr. Sprink included division profitability compared to plan for the fiscal year ended December 31, 2025 (a 50% weighting in determining the awards payable to them). In the case of Ms. Powell, goals achieved included the profitability of the consumer and business banking lines of business. Ms. Powell’s payout achievement of these goals (as a percentage of target) was determined to be 150%. In the case of Mr. Sprink, goals achieved included the profitability of the commercial banking line of business. Mr. Sprink’s payout achievement of these goals (as a percentage of target) was determined to be 150%.
Based on the results discussed above, the following table shows the actual incentive award amounts earned for the fiscal year ended December 31, 2025 under the Senior Leadership Incentive Plan. The payout amounts are also set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Name	Target Incentive Award Opportunity (as a % of Base Salary)	Actual Award Payout (as a % of Base Salary)	Actual Award Payout (as a $ Amount)

C. Hunter Westbrook	50%	60%	$422,530
Tony J. VunCannon	40	48	178,670
Kristin Y. Powell	40	54	176,511
John F. Sprink, II	40	54	170,095
Megan Pelletier	30	36	118,067
Incentive compensation awarded under the Senior Leadership Incentive Plan is subject to applicable clawback provisions. These include the Company’s mandatory clawback policy adopted in accordance with exchange listing standards, which requires the recovery of certain incentive-based compensation in the event of a financial restatement.
2025 Equity-Based Awards. Equity-based awards are currently granted under the Company’s 2022 Omnibus Incentive Plan and are designed to align the interests of executives with those of stockholders by linking a significant portion of compensation to long-term stock price performance and sustained financial results.
For 2025, the Company’s long-term incentive program consisted of a mix of performance-based restricted stock units (“PBRSUs”) and time-based restricted stock. For the Chief Executive Officer, the target long-term incentive opportunity was allocated 60% to PBRSUs and 40% to time-based restricted stock. For the other NEOs, the allocation was 50% PBRSUs and 50% time-based restricted stock.
On February 11, 2025, the NEOs were granted PBRSUs representing the performance-based portion of their long-term incentive opportunity. The PBRSUs are earned based on the Company’s performance over a three-year period ending December 31, 2027, measured by pre-tax, pre-provision income to average assets relative to a defined peer group. Payouts range from 25% of target for performance at the 35th percentile to 150% of target for performance at or above the 70th percentile, with interpolation between performance levels.
The following table presents the target number of shares underlying the PBRSUs granted on February 11, 2025, and the grant date fair value of such awards, as determined in accordance with ASC 718:

Name	Target # of Shares Underlying Performance-Based Restricted Stock Units	Grant Date Fair Value

C. Hunter Westbrook	5,558	$209,648
Tony J. VunCannon	1,895	71,479
Kristin Y. Powell	1,755	66,199
John. F. Sprink, II	1,700	64,124
Megan Pelletier	1,317	49,677
The balance of each NEO’s long-term incentive opportunity was delivered in the form of time-based restricted stock granted on February 11, 2025. These awards vest in equal annual installments over a five-year period, beginning on the first anniversary of the grant date, subject to continued service.

The following table presents the number of shares of time-based restricted stock granted and the associated grant date fair value, as determined in accordance with ASC 718:

Name	# of Shares of Time-Based Restricted Stock	Grant Date Fair Value

C. Hunter Westbrook	3,705	$139,753
Tony J. VunCannon	1,895	71,479
Kristin Y. Powell	1,755	66,199
John F. Sprink, II	1,700	64,124
Megan Pelletier	1,320	49,790
PBRSUs Vesting in 2025. During the fiscal year ended June 30, 2023, the NEOs were granted PBRSUs with performance measured over the three-year period ended June 30, 2025. Performance was based on cumulative fully diluted earnings per share, calculated in accordance with GAAP, and adjusted for certain items, including merger-related expenses, net life insurance proceeds, and other specified factors approved by the Compensation Committee. PBRSU payouts ranged from 25% of target for performance at 80% of target to 150% of target for performance at or above 110% of target, with interpolation between performance levels.
For the performance period, adjusted cumulative fully diluted earnings per share was $9.61 compared to a target of $10.42, resulting in achievement between threshold and target levels. Based on this performance, 70.9% of target shares were earned. The Compensation Committee certified the results on August 14, 2025.

Name	Target Shares	Payout (%)	Shares Earned

C. Hunter Westbrook	7,891	70.9%	5,593
Tony J. VunCannon	1,612	70.9	1,142
Kristin Y. Powell	2,181	70.9	1,546
Megan Pelletier	1,417	70.9	1,004
Other Compensation Practices, Policies and Guidelines
Equity Grant Practices. Annual equity awards are generally granted to executive officers on or about February 11th and may also be made in connection with an officer’s hiring or promotion. Annual equity awards to non-employee directors, which were previously granted on or about February 11th, are now granted on or about May 31st following the Company’s transition to a December 31st fiscal year-end effective January 1, 2024. The Compensation Committee (for executive officers) and the Board (for non-employee directors) do not take material non-public information into account when determining the timing or terms of equity awards, and the Company does not time the disclosure of material non-public information to affect the value of executive compensation.
Stock Ownership Guidelines. The Company maintains stock ownership guidelines for directors and executive officers to further align their interests with those of stockholders. The guidelines require ownership of Company common stock with a value equal to three times base salary for the Chief Executive Officer, one times base salary for other executive officers, and five times the annual Board retainer for non-employee directors. Shares counted toward ownership include shares owned directly or indirectly, as well as vested and unvested time-based restricted stock. Unearned performance-based awards, including PBRSUs and unexercised stock options, are not included.
Covered individuals are expected to achieve the applicable ownership levels within five years of appointment or election. Compliance is assessed annually based on the closing price of the Company’s common stock at fiscal year-end. Until the applicable ownership level is achieved, individuals are generally required to retain at least 50% of net shares received from equity awards.
As of December 31, 2025, all directors and executive officers were in compliance with, or making progress toward, the applicable ownership requirements.
The Board retains discretion to administer and enforce the guidelines, including in circumstances where strict application would result in undue hardship.
Anti-Hedging and Pledging Policy. Our executive officers and directors are subject to a policy that specifically prohibits: 1) directly or indirectly engaging in hedging or monetization transactions, through transactions in the Company’s securities or through the use of financial instruments designed for such purpose; 2) engaging in short sale transactions in the Company’s securities; and 3) pledging the Company’s securities as collateral for a loan, including through the use of traditional margin accounts with a broker.
Deferred Compensation Plans. The Company maintains two deferred compensation plans: 1) the 2025 Deferred Compensation Plan and 2) the Prior Deferred Compensation Plan (together, the “Deferred Compensation Plans”). Effective April 1, 2025, the Company adopted the 2025 Deferred Compensation Plan, under which directors and eligible senior management personnel, including executive officers, may elect to defer receipt of current compensation in accordance with the terms of the plan. The Prior Deferred Compensation plan was frozen to new deferrals effective December 31, 2024. During the fiscal year ended December 31, 2025, Messrs. Westbrook and VunCannon and Ms. Pelletier participated in the 2025 Deferred Compensation Plan. Mr. VunCannon is the only NEO who participates in the Prior Deferred Compensation Plan. See “– Deferred Compensation Plans.”
Executive Medical Care Plan. HomeTrust Bank maintains an Executive Medical Care Plan (the “EMCP”), which is a legacy nonqualified, deferred compensation plan under which certain key employees are given the opportunity to contribute toward, and to receive employer contributions toward, certain health and long-term care benefits, including the payment of health and long-term care plan premiums and the reimbursement of medical expenses. Mr. VunCannon is the only NEO who participated in the EMCP during the fiscal year ended December 31, 2025. For additional information regarding the EMCP and the EMCP benefits of Mr. VunCannon, see “– Executive Medical Care Plan.”
Executive Supplemental Retirement Income Plan (SERP). The Company maintains a legacy supplemental retirement plan (the “SERP”), which is no longer offered to new participants and is fully accrued. The SERP provides for a defined retirement benefit payable in accordance with its terms. Mr. VunCannon is the only NEO who participated in the SERP during the fiscal year ended December 31, 2025. For additional information regarding the SERP, see “– Executive Supplemental Retirement Income Plan.”
KSOP. The Company maintains the HomeTrust Bank KSOP (the “KSOP”), a tax-qualified defined contribution plan that combines a 401(k) plan and an employee stock ownership plan (“ESOP”). The 401(k) component is available to eligible employees and permits tax-deferred contributions, with the Company providing matching contributions of 50% of employee contributions up to 6% of compensation, subject to applicable plan limits.
The ESOP component was established in connection with the Company’s mutual-to-stock conversion and provides eligible employees with an equity interest in the Company. Shares are allocated to participants’ accounts as the related ESOP loan is repaid.
Company contributions under the KSOP, including both 401(k) matching contributions and ESOP allocations, are reflected in the Summary Compensation Table under “All Other Compensation”.
Other Employee Benefits. Other benefits, in which all employees generally may participate, include the following: medical and dental insurance coverage, vision care coverage, group life insurance coverage and long- and short-term disability insurance coverage. HomeTrust Bank reimburses employees with salaries in excess of $100,000 for the premium paid for long-term disability insurance.
Perquisites and Other Personal Benefits. The Company provides perquisites where they support productivity or otherwise further the Company’s business interests. During the fiscal year ended December 31, 2025, NEO perquisites were limited to an automobile allowance for Mr. Westbrook and reimbursement of country club dues for Mr. Sprink.
Employment and Change in Control Severance Agreements. The Company maintains employment agreements with Messrs. Westbrook and VunCannon and change in control severance agreements with Ms. Powell, Mr. Sprink and Ms. Pelletier. These agreements provide for “double trigger” vesting, such that payments or benefits are payable only upon both a change in control and a qualifying termination of employment, including certain voluntary terminations following a material reduction in duties, responsibilities or benefits. These arrangements are intended to support the attraction and retention of key executives and align their interests with those of stockholders by reducing potential conflicts of interest in connection with a change in control. For additional information, see “Employment Agreements with Messrs. Westbrook and VunCannon” and “Change in Control Severance Agreements with Ms. Powell, Mr. Sprink and Ms. Pelletier.”

Summary Compensation Table
The following table sets forth information concerning the compensation paid to or earned by the NEOs for the fiscal years ended December 31, 2025, December 31, 2024 and June 30, 2023 (referred to in the column headings in the tables below as “FY 2025,” “FY 2024” and “FY 2023,” respectively) and the six-month transition period ended December 31, 2023 (referred to in the column headings in the tables below as “TP” or “Transition Period”):

Name and Principal Position	Period	Salary	Bonus	Stock Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total Compensation

C. Hunter Westbrook, President and Chief Executive Officer of the Company and the Bank(1)	FY 2025	$675,769	$—	$349,400	$422,530	$—	$39,492	$1,487,191
	FY 2024	620,000	—	296,686	427,118	—	31,058	1,374,862
	TP	286,538	—	—	174,802	—	17,385	478,725
	FY 2023	529,615	—	288,939	398,129	—	27,013	1,243,696

Tony J. VunCannon, Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer of the Company and the Bank	FY 2025	349,231	—	142,959	178,670	2,906	31,782	705,548
	FY 2024	326,154	—	95,050	174,701	4,195	27,309	627,409
	TP	149,454	—	—	55,937	11,322	16,761	233,474
	FY 2023	278,628	—	88,581	121,971	1,434	22,791	513,405

Kristin Y. Powell, Executive Vice President, Consumer and Business Banking Executive of the Company and the Bank	FY 2025	318,385	—	132,397	176,511	—	31,835	659,128
	FY 2024	302,123	—	117,377	168,356	—	26,145	614,001
	TP	145,131	—	—	76,615	—	15,963	237,709
	FY 2023	284,231	—	119,847	136,543	—	20,593	561,214

John F. Sprink, II, Executive Vice President, Commercial Banking Group Executive of the Company and the Bank(2)	FY 2025	307,815	—	128,248	170,095	—	30,431	636,589
	FY 2024	299,046	—	117,377	133,416	—	26,562	576,401
	TP	145,131	—	—	68,490	—	18,645	232,266
	FY 2023	248,788	30,000	38,293	155,072	—	18,541	490,694

Megan Pelletier, Executive Vice President, Chief Operations and People Officer of the Company and the Bank(3)	FY 2025	318,385	—	99,468	118,067	—	31,231	567,151
	FY 2024	299,769	—	87,076	121,391	—	25,898	534,134
	TP	141,174	—	—	51,217	—	17,183	209,574

(1)	Prior to September 1, 2022, Mr. Westbrook was President and Chief Operating Officer of the Company and President and Chief Executive Officer of the Bank.
(2)	The $30,000 amount for Mr. Sprink for the fiscal year ended June 30, 2023 under the “Bonus” column represents a stipend he received, of $5,000 per month, while serving as Interim Commercial Banking Group Executive from October 31, 2022 to April 30, 2023, for the additional work and responsibilities required by this role.
(3)	No compensation information is provided for Ms. Pelletier for the fiscal year ended June 30, 2023 because she was not an NEO for that period.
(4)
Represents the grant date fair values under ASC Topic 718 of stock awards. The assumptions used in the calculations of the grant date fair value amounts are included in Note 15 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC. The numbers of shares for the stock awards made during the fiscal year ended December 31, 2025 are provided in the Grants of Plan-Based Awards table. A portion of the stock awards for the fiscal year ended December 31, 2025 to the NEOs was in the form of performance-based restricted stock units. The value of the performance-based restricted stock units reflected in the table above is the grant date fair value based on probable outcomes at the date of grant. For each such award, the fair value at grant date reflected in the table above, and the value at grant date assuming the highest level of performance (maximum value), are as follows:

Name	Fair Value at Grant Date			Maximum Value at Grant Date
C. Hunter Westbrook		$209,468			$314,472
Tony J. VunCannon		71,479			107,219
Kristin Y. Powell		66,199			99,298
John F. Sprink, II		64,124			96,186
Megan Pelletier		49,677			74,516

(5)
Amounts under this column for the fiscal year ended December 31, 2025 present the aggregate of (i) the change in the actuarial present value of the NEO’s accumulated benefit under the SERP from December 31, 2024 to December 31, 2025 and (ii) above-market interest deferred compensation, respectively, as follows: Mr. Westbrook – (i) $0 and (ii) $0; Mr. VunCannon – (i) $0 and (ii) $2,906; Ms. Powell – (i) $0 and (ii) $0; Mr. Sprink – (i) $0 and (ii) $0; and Ms. Pelletier – (i) $0 and (ii) $0.
Amounts under this column for the fiscal year ended December 31, 2024 present the aggregate of (i) the change in the actuarial present value of the NEO’s accumulated benefit under the SERP from December 31, 2023 to December 31, 2024 and (ii) above-market interest on deferred compensation, respectively, as follows: Mr. Westbrook – (i) $0 and (ii) $0; Mr. VunCannon – (i) $0 and (ii) $4,195; Ms. Powell – (i) $0 and (ii) $0; Mr. Sprink – (i) $0 and (ii) $0; and Ms. Pelletier – (i) $0 and (ii) $0.
Amounts under this column for the six-month transition period ended December 31, 2023 present the aggregate of (i) the change in the actuarial present value of the NEO’s accumulated benefit under the SERP from June 30, 2023 to December 31, 2023 and (ii) above-market interest on deferred compensation, respectively, as follows: Mr. Westbrook – (i) $0 and (ii) $0; Mr. VunCannon – (i) $10,689 and (ii) $633; Ms. Powell – (i) $0 and (ii) $0; Mr. Sprink – (i) $0 and (ii) $0; and Ms. Pelletier – (i) $0 and (ii) $0.
Amounts under this column for the fiscal year ended June 30, 2023 present the aggregate of (i) the change in the actuarial present value of the NEO’s accumulated benefit under the SERP from June 30, 2022 to June 30, 2023 and (ii) above-market interest on deferred compensation, respectively, as follows: Mr. Westbrook – (i) $0 and (ii) $0; Mr. VunCannon – (i) $0 and (ii) $1,434; Ms. Powell – (i) $0 and (ii) $0; and Mr. Sprink – (i) $0 and (ii) $0.

(6)	Amounts included in the “All Other Compensation” column for the fiscal year ended December 31, 2025 have been further described below:
	Name	Life Insurance Premiums	Long-Term Disability Premiums	Employer 401(k) Contributions	Value of ESOP Allocation as of December 31, 2025	Dividends on Unvested Restricted Stock Units	Dividend Equivalents on PBRSUs	Total All Other Compensation

	C. Hunter Westbrook	$1,104	$828	$10,500	$16,010	$4,898	$6,152	$39,492
	Tony J. VunCannon	828	828	10,500	16,010	2,360	1,256	31,782
	Kristin Y. Powell	690	828	9,551	16,010	3,055	1,701	31,835
	John F. Sprink, II	690	828	10,500	16,010	2,403	—	30,431
	Megan Pelletier	690	828	10,500	16,010	2,099	1,104	31,231
Grants of Plan-Based Awards

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: # of Shares of Stock or Units(3)	All Other Option Awards: # of Securities Underlying Options	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Name		Threshold(1)	Target(1)	Maximum(1)	Threshold(2)	Target(2)	Maximum(2)

C. Hunter Westbrook	2/10/25	$175,000	$350,000	$525,000	—	—	—	—	—	—	$—
	2/11/25	—	—	—	1,390	5,558	8,337	—	—	—	209,648
	2/11/25	—	—	—	—	—	—	3,705	—	—	139,753

Tony J. VunCannon	2/10/25	74,000	148,000	222,000	—	—	—	—	—	—	—
	2/11/25	—	—	—	474	1,895	2,843	—	—	—	71,479
	2/11/25	—	—	—	—	—	—	1,895	—	—	71,479

Kristin Y. Powell	2/10/25	65,200	130,400	195,600	—	—	—	—	—	—	—
	2/11/25	—	—	—	439	1,755	2,633	—	—	—	66,199
	2/11/25	—	—	—	—	—	—	1,755	—	—	66,199

John F. Sprink, II	2/10/25	62,830	125,660	188,490	—	—	—	—	—	—	—
	2/11/25	—	—	—	425	1,700	2,550	—	—	—	64,124
	2/11/25	—	—	—	—	—	—	1,700	—	—	64,124

Megan Pelletier	2/10/25	48,900	97,800	146,700	—	—	—	—	—	—	—
	2/11/25	—	—	—	329	1,317	1,976	—	—	—	49,677
	2/11/25	—	—	—	—	—	—	1,320	—	—	49,790

(1)
Represents the threshold (i.e., lowest), target and maximum amounts that were potentially payable for the fiscal year ended December 31, 2025 under the Company’s Senior Leadership Incentive Plan. The actual amounts earned under these awards for the fiscal year ended December 31, 2025 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. For additional information regarding the Senior Leadership Incentive Plan and Management Incentive Plan, see “Compensation Discussion and Analysis – Fiscal 2025 Executive Compensation Program in Detail – Annual Incentives.”

(2)
Represents the threshold (i.e. lowest), target and maximum number of shares issuable under performance-based restricted stock units based on performance over a three-year period. For additional information regarding these awards, see “Compensation Discussion and Analysis – Fiscal 2025 Executive Compensation Program in Detail – Equity-Based Awards.”

(3)	Represents a restricted stock award with the following vesting schedule: 20% increments on February 11, 2026, 2027, 2028, 2029 and 2030.
(4)	Represents the grant date fair value of the award determined in accordance with ASC Topic 718. For additional information, see footnote 4 to the Summary Compensation Table.

Employment Agreements with Messrs. Westbrook and VunCannon and Change in Control Severance Agreements with Ms. Powell, Mr. Sprink and Ms. Pelletier
Employment Agreements with Messrs. Westbrook and VunCannon. Effective September 11, 2018, the Company entered into amended and restated employment agreements with Messrs. Westbrook and VunCannon. The employment agreement with Mr. Westbrook provides for an initial term that ended on September 11, 2021, and the employment agreement with Mr. VunCannon provides for an initial term that ended on September 11, 2020. The term of each agreement extends by one year on September 11th of each year (beginning September 11, 2019), provided that the Company has not given written notice to the contrary to the executive within a specified period before such date and the executive has not received an unsatisfactory performance review by the Board of Directors of the Company or the Bank.
In conjunction with his promotion to Chief Executive Officer of the Company, Mr. Westbrook’s employment agreement was amended to increase his base salary to $550,000, effective September 1, 2022. Mr. VunCannon’s employment agreement provides for a minimum annual base salary of not less than his base salary as in effect on the effective date of the agreement. Each employment agreement entitles the executive to participate in an equitable manner with all other executive officers of the Company and the Bank in such performance-based and discretionary bonuses, if any, as are authorized by the Boards of Directors of the Company and the Bank, and to participate in, to the same extent as executive officers of the Company and the Bank generally, all retirement and other employee benefits and any fringe benefits, and such other benefits as the Board of Directors may provide in its discretion.
Each employment agreement provides that if the executive is involuntarily terminated, other than at the time of or within 12 months following a change in control of the Company or the Bank, he will receive (i) monthly payments of one-twelfth of his cash compensation for the remaining term of the agreement, (ii) continuation of specified health insurance benefits for the executive and his dependents until the expiration of the remaining term of the agreement, and (iii) continuation of specified other insurance benefits until the expiration of the remaining term of the agreement. Each employment agreement further provides that if the executive is involuntarily terminated at the time of or within 12 months following a change in control of the Company or the Bank, then in lieu of the benefits described in the immediately preceding sentence, the executive will receive (i) a lump sum cash amount equal to three times his cash compensation, (ii) continuation of specified health insurance benefits for the executive and his dependents until the three-year anniversary of the date of termination, and (iii) continuation of specified other insurance benefits until the three-year anniversary of the date of termination. In addition, each employment agreement provides that the executive will either receive the full amount of these change in control severance payments or be cut back to the extent such payments would, or together with other payments would, be nondeductible under Section 280G of the Internal Revenue Code, whichever results in a greater after-tax benefit with the executive paying any applicable excise tax.
Each employment agreement provides that if the executive dies while employed under the agreement, his estate or designated beneficiary will be entitled to receive: (i) a lump sum equal to the executive’s cash compensation through the last day of calendar month in which his death occurred, plus the greater of (A) an additional three months of the executive’s cash compensation or (B) if the executive died within six months prior to or 12 months following a change in control of the Company or the Bank, a lump sum cash amount equal to three times the executive’s cash compensation; and (ii) the amounts of any benefits or awards which were earned with respect to the fiscal year in which the executive died and which the executive would have been entitled to receive had he remained employed, and the prorated amount of any bonus or incentive compensation for such fiscal year to which the executive would have been entitled had he remained employed. Each employment agreement also provides that if the Company terminates the executive’s employment after having established that the executive has incurred a disability, then after exhaustion of all paid time off days allocated for the calendar year, the Company will pay to the executive monthly one-twelfth of his cash compensation for the remaining term of the agreement, reduced by the proceeds of any disability plan then in effect. If the executive’s employment is terminated on account of disability during the one year commencing on the effective date of a change in control of the Company or the Bank, he will receive his change in control severance payment and benefits as provided under his employment agreement.
Change in Control Severance Agreements with Ms. Powell, Mr. Sprink and Ms. Pelletier. The Company has entered into change in control severance agreements with Ms. Powell, Mr. Sprink and Ms. Pelletier. Ms. Powell’s agreement provides for an initial term that ended on September 11, 2023, Mr. Sprink’s agreement provides for an initial term that ended on September 11, 2024 and Ms. Pelletier’s agreement provides for an initial term that ended on September 11, 2023. The term of each agreement extends by one year on September 11th of each year (beginning September 11, 2022, in the case of Ms. Powell’s agreement and Ms. Pelletier’s agreement, and beginning September 11, 2023, in the case of Mr. Sprink’s agreement), provided that the Company has not given written notice to the contrary to the executive within a specified period before such date and the executive has not received an unsatisfactory performance review. Each agreement provides that if the executive is involuntarily terminated at the time of or within 12 months following a change in control of the Company or the Bank, the executive will receive (i) a lump sum cash amount equal to two times the executive’s cash compensation and (ii) specified health insurance benefits for the executive and his or her dependents. Each agreement further provides that these change in control severance payments are subject to reduction to the extent payments to the executive (whether under the agreement or otherwise) would be nondeductible under Section 280G of the Internal Revenue Code.
For purposes of the employment agreements with Messrs. Westbrook and VunCannon and the change in control severance agreements with Ms. Powell, Mr. Sprink and Ms. Pelletier, the term “involuntary termination” includes a material diminution in the executive’s duties, responsibilities or benefits, and the term “cash compensation” is defined as the highest annual base salary rate paid to the executive at any time during his or her employment by the Company plus the higher of (i) the executive’s annual bonus paid during the year immediately preceding the date of termination or (ii) the executive’s target bonus for the year in which the date of termination occurs, in each case including any salary or bonus amounts deferred by the executive. The Company’s obligation to pay severance or provide benefits under these agreements is expressly conditioned upon the executive executing (and not revoking) a general release of claims.

Outstanding Equity Awards at December 31, 2025
The following table provides information regarding the unexercised stock options and stock awards held by each of the NEOs as of December 31, 2025.

	Option Awards					Stock Awards
Name	# of Securities Underlying Unexercised Options: Exercisable	# of Securities Underlying Unexercised Options: Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

C. Hunter Westbrook	20,000(1)	---	---	$24.95	2/11/2027	---	$—	---	$—
	40,000(1)	---	---	26.00	2/11/2028	---	---	---	---
	6,000(9)	4,000(9)	---	31.35	2/11/2032	---	---	---	---
	---	---	---	---	---	3,705(4)	159,093	---	---
	---	---	---	---	---	---	---	5,558(2)	238,661
	---	---	---	---	---	---	---	6,697(3)	287,569
	---	---	---	---	---	425(5)	18,250	---	---
	---	---	---	---	---	716(6)	30,745	---	---
	---	---	---	---	---	1,581(7)	67,888	---	---
	---	---	---	---	---	3.572(8)	153,382	---	---

Tony J. VunCannon	25,000(1)	---	---	26.00	2/11/2028	---	---	---	---
	---	---	---	---	---	1,895(4)	81,371	---	---
	---	---	---	---	---	---	---	1,895(2)	81,371
	---	---	---	---	---	---	---	1,786(3)	76,691
	---	---	---	---	---	219(5)	9,404	---	---
	---	---	---	---	---	304(6)	13,054	---	---
	---	---	---	---	---	969(7)	41,609	---	---
	---	---	---	---	---	1,432(8)	61,490	---	---

Kristin Y. Powell	1,000(13)	---	---	24.95	2/11/2027	---	---	---	---
	5,000(1)	---	---	26.00	2/11/2028	---	---	---	---
	1,600(11)	400(11)	---	22.92	2/11/2031	---	---	---	---
	1,500(9)	1,000(9)	---	31.35	2/11/2032	---	---	---	---
	---	---	---	---	---	---	---	1,755(2)	75,360
	---	---	---	---	---	---	---	2,206(3)	94,726
	---	---	---	---	---	1,755(4)	75,360	---	---
	---	---	---	---	---	400(5)	17,176	---	---
	---	---	---	---	---	1,000(6)	42,940	---	---
	---	---	---	---	---	1,311(7)	56,294	---	---
	---	---	---	---	---	1,768(8)	75,918	---	---

John F. Sprink, II	2,000(12)	---	---	17.35	2/11/2026	---	---	---	---
	5,000(1)	---	---	26.00	2/11/2028	---	---	---	---
	2,000(10)	---	---	27.11	2/11/2030	---	---	---	---
	1,600(11)	400(11)	---	22.92	2/11/2031	---	---	---	---
	1,200(9)	800(9)	---	31.35	2/11/2032	---	---	---	---
	---	---	---	---	---	---	---	1,700(2)	72,998
	---	---	---	---	---	---	---	2,206(3)	94,726
	---	---	---	---	---	1,700(4)	72,998	---	---
	---	---	---	---	---	200(5)	8,588	---	---
	---	---	---	---	---	400(6)	17,176	---	---
	---	---	---	---	---	837(7)	35,941	---	---
	---	---	---	---	---	1,768(8)	75,918	---	---

Megan Pelletier	3,000(9)	2,000(9)	---	27.04	5/2/2032	---	---	---	---
	---	---	---	---	---	---	---	1,317(2)	56,552
	---	---	---	---	---	---	---	1,636(3)	70,250
	---	---	---	---	---	1,320(4)	56,681	---	---
	---	---	---	---	---	800(6)	34,352	---	---
	---	---	---	---	---	852(7)	36,585	---	---
	---	---	---	---	---	1,312(8)	56,337	---	---

(1)	Stock option award with the following vesting schedule: 20% increments on February 11, 2019, 2020, 2021, 2022 and 2023.
(2)	Reflects number of shares issuable under performance-based restricted stock units based on target level of performance. Performance is measured over a three-year period ending December 31, 2027.
(3)	Reflects number of shares issuable under performance-based restricted stock units based on target level of performance. Performance is measured over a three-year period ending December 31, 2026.
(4)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2026, 2027, 2028, 2029 and 2030.
(5)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2022, 2023, 2024, 2025 and 2026.
(6)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2023, 2024, 2025, 2026 and 2027.
(7)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2024, 2025, 2026, 2027 and 2028.
(8)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2025, 2026, 2027, 2028 and 2029.
(9)	Stock option award with the following vesting schedule: 20% increments on February 11, 2023, 2024, 2025, 2026 and 2027.
(10)	Stock option award with the following vesting schedule: 20% increments on February 11, 2021, 2022, 2023, 2024 and 2025.
(11)	Stock option award with the following vesting schedule: 20% increments on February 11, 2022, 2023, 2024, 2025 and 2026.
(12)	Stock option award with the following vesting schedule: 20% increments on February 11, 2017, 2018, 2019, 2020 and 2021.
(13)	Stock option award with the following vesting schedule: 20% increments on February 11, 2018, 2019, 2020, 2021 and 2022.
Option Exercises and Stock Vested
The following table sets forth information regarding stock options exercised and restricted stock and restricted stock units that vested during the fiscal year ended December 31, 2025 with respect to each NEO.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized on Exercise(1)	# of Shares Acquired on Vesting	Value Realized on Vesting(2)

C. Hunter Westbrook	—	$—	8,121	$318,293
Tony J. VunCannon	—	—	2,370	91,840
Kristin Y. Powell	2,000	47,654	3,525	136,272
John F. Sprink, II	—	—	1,321	49,828
Megan Pelletier	—	—	2,016	78,192

(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the value realized upon vesting of restricted stock and restricted stock units, based on the market value of the shares on the vesting date.
Deferred Compensation Plans
Effective April 1, 2025, the Company adopted its 2025 Deferred Compensation Plan, under which directors and eligible senior management personnel (including executive officers) can elect to defer receipt of current compensation until a later date in accordance with the terms of the 2025 Deferred Compensation Plan. The Company’s Prior Deferred Compensation Plan was frozen to new deferrals effective December 31, 2024.
Under the Prior Deferred Compensation Plan, at the end of each calendar month, each participant’s account balance is credited with earnings based on the value of the participant’s account balance on the last day of such month. Earnings under the Prior Deferred Compensation Plan are credited at a rate equal to the average rate of HomeTrust Bank’s earning assets determined as of the last day of the preceding calendar month. Under the 2025 Deferred Compensation Plan, a participant’s account is credited with an investment return determined as if the account were invested in one or more investment funds made available by the Compensation Committee, with the participant selecting the deemed investment option(s).
During the fiscal year ended December 31, 2025, Messrs. Westbrook and VunCannon and Ms. Pelletier participated in the 2025 Deferred Compensation Plan. Mr. VunCannon is the only named executive officer who is a participant in the Prior Deferred Compensation Plan. The following table provides information regarding the Deferred Compensation Plans for Messrs. Westbrook and VunCannon and Ms. Pelletier.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)

C. Hunter Westbrook	$12,000	$—	$196	$—	$12,196
Tony J. VunCannon	35,000	—	28,607	—	467,711
Megan Pelletier	10,000	—	163	—	10,163

(1)	During the fiscal year ended December 31, 2025, no employer contributions were made under the Deferred Compensation Plan to Mr. Westbrook, Mr. VunCannon or Ms. Pelletier.
(2)
Of the amount shown, $2,906 constitutes above market interest under SEC rules credited to Mr. VunCannon’s account under the Prior Deferred Compensation Plan and was therefore reported as compensation earned by him for the fiscal year ended December 31, 2025 in the Summary Compensation Table under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column.

(3)	Of the aggregate balances shown, $0, $46,147 and $0 was reported as compensation earned by Mr. Westbrook, Mr. VunCannon and Ms. Pelletier, respectively, in the Company’s Summary Compensation Table for the fiscal year ended December 31, 2024 and for prior periods.

Executive Medical Care Plan
The EMCP is a nonqualified, deferred compensation plan under which certain key employees are given the opportunity to receive employer-provided health and long-term care benefits through the payment of health and long-term care plan premiums. Under the EMCP, a participant may be provided with an initial benefit amount set forth in the participant’s individual joinder agreement and, if the participant is fully vested under the plan, may elect to defer a portion of the participant’s base salary, bonuses or other compensation. Following the benefit commencement date (as defined below), a participant’s benefit account under the EMCP may be used to pay insurance premiums under any health or qualified long-term care plan. Any such reimbursement or premium payment results in a charge to the participant’s account balance. If the participant is employed by HomeTrust Bank at the end of a plan year, the participant’s account is then credited with a percentage adjustment equal to 120% of the long-term applicable federal rate (compounded annually) for the last month of the plan year, based on the average balance of the account during the plan year. The “benefit commencement date” means (1) with respect to the payment of health plan premiums, the first day of the month next following (a) the date of the participant’s termination of employment after age 65, unless the participant, having attained age 65, requests that the participant’s benefits commence sooner, (b) if the participant’s employment terminates before age 65, the earlier of the date the participant requests payment of the health plan premiums subsequent to termination of employment or the date the participant attains age 65, or (c) in the case of the participant’s death before age 65, the first day of the month next following the date of the participant’s death; and (2) with respect to qualified long-term care coverage, the date the participant is first designated to participate in the EMCP. A participant may request that the participant’s benefit commencement date be delayed or accelerated, in each case subject to the approval of the committee administering the EMCP.
Mr. VunCannon is the only NEO who participated in the EMCP during the fiscal year ended December 31, 2025, and he is fully vested in his account. The following table provides information regarding the EMCP for Mr. VunCannon.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE(4)

Tony J. VunCannon	$—	$—	$16,620	$6,347	$320,468

(1)	During the fiscal year ended December 31, 2025, no employee contributions were made under the EMCP by Mr. VunCannon.
(2)	During the fiscal year ended December 31, 2025, no employer contributions were made under the EMCP to Mr. VunCannon.
(3)	Of the amount shown, none constituted above-market interest under SEC rules.
(4)	Of the aggregate balance shown, $127,029 was reported as compensation earned by Mr. VunCannon in the Company’s Summary Compensation Table for the fiscal year ended December 31, 2024 and for prior periods.
Executive Supplemental Retirement Income Plan
General. Under the SERP, a participating executive is entitled to receive an annual supplemental retirement income benefit as specified in his or her joinder agreement to the SERP master agreement, payable monthly, commencing on his or her benefit eligibility date or on the date specified in his or her joinder agreement. Unless a different date is specified in the executive’s joinder agreement, the benefit eligibility date is the first day of the month next following the later of the month in which the executive attains age 55 or separates from service with HomeTrust Bank (subject to a six-month delay for employees subject to Section 409A of the Internal Revenue Code to the extent necessary to comply with Section 409A) for any reason other than cause. Mr. VunCannon is the only NEO who participated in the SERP during the fiscal year ended December 31, 2025. The specific terms of Mr. VunCannon’s SERP benefits, the present value of his accumulated benefit and any payments under the SERP to him during the last fiscal year are described below. The present values of such accumulated benefits were calculated assuming that Mr. VunCannon will retire in 2026 and using a discount rate of 5%. These assumptions are the same as those used in preparing the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Under his joinder agreement, Mr. VunCannon’s supplemental retirement income benefit is comprised of a 15-year annual benefit of $25,000, payable monthly. Mr. VunCannon is fully vested in his supplemental retirement income benefit.
The following table provides information regarding the SERP for Mr. VunCannon.

Name	Plan Name	# of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last FY

Tony J. VunCannon	SERP	N/A	$286,215	$—
Potential Payments upon Termination of Employment or Change in Control
The following tables summarize the approximate value of the termination payments and benefits that the NEOs would have received if their employment had been terminated on December 31, 2025 under the circumstances shown. The tables exclude (i) amounts accrued through December 31, 2025 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) account balances under HomeTrust Bank’s KSOP, Deferred Compensation Plans, EMCP

and SERP. Mr. Westbrook, Mr. VunCannon and Ms. Pelletier are fully vested in their account balances under the Deferred Compensation Plans, and Mr. VunCannon is fully vested in his account balances under the EMCP and the SERP, and the forms and amounts of their benefits under those plans would not be enhanced by a termination of employment with HomeTrust Bank or a change in control. During the fiscal year ended December 31, 2025, Mr. Westbrook, Mr. VunCannon and Ms. Pelletier were the only NEOs who participated in the Deferred Compensation Plans, and Mr. VunCannon was the only NEO who participated in the EMCP and the SERP. If Mr. VunCannon is terminated for cause, he will forfeit all benefits under the SERP and will generally forfeit the right to receive any further benefits under the EMCP that are not attributable to compensation he previously deferred. For information regarding the benefits of Mr. Westbrook, Mr. VunCannon and Ms. Pelletier under the Deferred Compensation Plans and the benefits of Mr. VunCannon under the EMCP and the SERP, see “– Deferred Compensation Plans,” “– Executive Medical Care Plan” and “– Executive Supplemental Retirement Income Plan.”

C. Hunter Westbrook

Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation	Payout of Unused Paid Time Off	Life Insurance Benefit	Accelerated Vesting of Stock Options and Restricted Stock Awards and Units	Payment of 300% of Cash Compensation and Continuation of Health and Other Insurance Benefits

If termination for cause occurs	$—	$ 43,077(7)	$—	$—	$—
If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	—	43,077(7)	—	—	—
If “involuntary termination” under Employment Agreement occurs, but not at the time of or within 12 months following a change in control	3,439,212(1)	43,077(7)	—	—	—
If “involuntary termination” under Employment Agreement occurs at the time of or within 12 months following a change in control	—	43,077(7)	—	1,001,947(2)	3,439,212(3)
If termination occurs as a result of death, not within six months before, or 12 months after, a change in control	280,633(4)	43,077(7)	800,000	1,001,947(2)	—
If termination occurs as a result of death within six months before, or 12 months after, a change in control	—	43,077(7)	800,000	1,001,947(2)	3,439,212(5)
If termination occurs as a result of disability, not during the one-year period following a change in control	2,784,513(6)	43,077(7)	—	1,001,947(2)	—
If termination occurs as a result of disability during the one-year period following a change in control	---(8)	43,077(7)	—	1,001,947(2)	3,439,212(8)

(1)
Represents the continuation of “cash compensation” (payable monthly) and health and other insurance benefits under Mr. Westbrook’s employment agreement, as described under “– Employment Agreements with Messrs. Westbrook and VunCannon and Change in Control Severance Agreements with Ms. Powell, Mr. Sprink and Ms. Pelletier,” for the remaining term of Mr. Westbrook’s employment agreement, assuming that Mr. Westbrook’s employment is, on December 31, 2025, “involuntarily terminated” but not at the time of or within 12 months following a change in control and that the then-remaining term of Mr. Westbrook’s employment agreement is not renewed and ends on December 31, 2028. For purposes of the above table, Mr. Westbrook’s annual “cash compensation” is calculated as $1,122,530, and the annual amount of his health and other insurance benefits is calculated at $23,874.

(2)
Represents the value of acceleration of vesting of in-the-money unvested stock options, based on the closing price per share of the Company’s common stock on December 31, 2025 of $42.94 and the exercise price of the options of $31.35 with respect to 4,000 option shares, and the value of acceleration of unvested restricted stock awards and performance-based restricted stock units, based on the closing price per share of the Company’s common stock on December 31, 2025 of $42.94. In the case of performance-based restricted stock units, assumes the units vest at the target level of performance without proration of the number of underlying performance shares earned, as discussed below. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs. Upon termination of employment prior to a change in control due to death, disability, retirement, involuntary termination or resignation for good reason, a prorated portion of the performance shares underlying the performance-based restricted stock units may become earned and vested at the end of the performance period based on the number of months’ service during the performance period. In the event of a change in control prior to the end of the performance period, the performance shares may be deemed earned based on a prorated performance goal reflecting the shortened performance period, but without proration of the number of performance shares.

(3)	Represents the amount payable to Mr. Westbrook under his employment agreement in the event his employment is “involuntarily terminated” at the time of or within 12 months following a change in control.
(4)	Represents continued payment of Mr. Westbrook’s “cash compensation” for a period of three months following his death, as provided in his employment agreement. The amount shown is 25% of the annual amount of his “cash compensation” ($1,122,530).
(5)	Represents the amount payable under Mr. Westbrook’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.
(6)
Represents the continuation of Mr. Westbrook’s “cash compensation” for the remaining term of his employment agreement, assuming that Mr. Westbrook’s employment is terminated by HomeTrust Bancshares on December 31, 2025 after having established that he is permanently disabled and that the then-remaining term of Mr. Westbrook’s employment agreement is not renewed and ends on December 31, 2028 ($1,122,530 per year), less the payout amount of his unused time off allocated for 2025 ($43,077) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($15,000 per month). As provided in Mr. Westbrook’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.

(7)	Represents annualized unused paid time off accrued for 2025, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(8)	Under his employment agreement, if Mr. Westbrook’s employment terminates due to disability during the one-year period following a change in control, Mr. Westbrook is entitled to a payment of 300% of his “cash compensation” and health and other insurance benefits for three years following the change in control.

Tony J. VunCannon

Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation	Payout of Unused Paid Time Off	Life Insurance Benefit	Accelerated Vesting of Stock Options and Restricted Stock Awards and Units	Payment of 300% of Cash Compensation and Continuation of Health and Other Insurance Benefits

If termination for cause occurs	$—	$ 6,404(7)	$—	$—	$—
If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	—	6,404(7)	—	—	—
If “involuntary termination” under Employment Agreement occurs, but not at the time of or within 12 months following a change in control	1,144,283(1)	6,404(7)	—	—	—
If “involuntary termination” under Employment Agreement occurs at the time of or within 12 months following a change in control	—	6,404(7)	—	365,033(2)	1,716,425(3)
If termination occurs as a result of death, not within six months before, or 12 months after, a change in control	137,168(4)	6,404(7)	600,000	365,033(2)	---
If termination occurs as a result of death within six months before, or 12 months after, a change in control	—	6,404(7)	600,000	365,033(2)	1,716,425(5)
If termination occurs as a result of disability, not during the one-year period following a change in control	730,936(6)	6,404(7)	—	365,033(2)	---
If termination occurs as a result of disability during the one-year period following a change in control	---(8)	6,404(7)	—	365,033(2)	1,716,425(8)

(1)
Represents the continuation of “cash compensation” (payable monthly) and health and other insurance benefits under Mr. VunCannon’s employment agreement, as described under “– Employment Agreements with Messrs. Westbrook and VunCannon and Change in Control Severance Agreements with Ms. Powell, Mr. Sprink and Ms. Pelletier,” for the remaining term of Mr. VunCannon’s employment agreement, assuming that Mr. VunCannon’s employment is, on December 31, 2025, “involuntarily terminated” but not at the time of or within 12 months following a change in control and that the then-remaining term of Mr. VunCannon’s employment agreement is not renewed and ends on December 31, 2027. For purposes of the above table, Mr. VunCannon’s annual “cash compensation” is calculated as $548,670, and the annual amount of his health and other insurance benefits is calculated at $23,472.

(2)
Represents the value of acceleration of vesting of unvested restricted stock awards and performance-based restricted stock units, based on the closing price per share of the Company’s common stock on December 31, 2025 of $42.94. In the case of performance-based restricted stock units, assumes the units vest at the target level of performance without proration of the number of underlying performance shares earned, as discussed below. Mr. VunCannon had no unvested stock options as of December 31, 2025. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs. Upon termination of employment prior to a change in control due to death, disability, retirement, involuntary termination or resignation for good reason, a prorated portion of the performance shares underlying the performance-based restricted stock units may become earned and vested at the end of the performance period based on the number of months’ service during the performance period. In the event of a change in control prior to the end of the performance period, the performance shares may be deemed earned based on a prorated performance goal reflecting the shortened performance period, but without proration of the number of performance shares.

(3)	Represents the amount payable to Mr. VunCannon under his employment agreement in the event his employment is “involuntarily terminated” at the time of or within 12 months following a change in control.
(4)	Represents continued payment of Mr. VunCannon’s “cash compensation” for a period of three months following his death, as provided in his employment agreement. The amount shown is 25% of the annual amount of his “cash compensation” ($548,670).
(5)	Represents the amount payable under Mr. VunCannon’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.
(6)
Represents the continuation of Mr. VunCannon’s “cash compensation” for the remaining term of his employment agreement, assuming that Mr. VunCannon’s employment is terminated by HomeTrust Bancshares on December 31, 2025 after having established that he is permanently disabled and that the then-remaining term of Mr. VunCannon’s employment agreement is not renewed and ends on December 31, 2027 ($548,670 per year), less the payout amount of his unused time off allocated for 2025 ($6.404) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($15,000 per month). As provided in Mr. VunCannon’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.

(7)	Represents annualized unused paid time off accrued for 2025, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(8)	Under his employment agreement, if Mr. VunCannon’s employment terminates due to disability during the one-year period following a change in control, Mr. VunCannon is entitled to a payment of 300% of his “cash compensation” and health and other insurance benefits for three years following the change in control.

Kristin Y. Powell

Termination Scenario	Payout of Unused Paid Time Off	Life Insurance Benefit	Accelerated Vesting of Stock Options and Restricted Stock Awards and Units	Payment of 200% of “Cash Compensation” and Continuation of Health Insurance Benefits

If voluntary termination occurs	$ 5,486(1)	$—	$—	$—
If involuntary termination occurs	5,486(1)	—	—	—
If a change in control occurs	—	—	457,371(2)	—
If “involuntary termination” under Change in Control Severance Agreement occurs at the time of or within 12 months following a change in control	5,486(1)	—	457,371(2)	1,057,459(3)
If termination occurs as a result of death	5,486(1)	500,000	457,371(2)	—
If termination occurs as a result of disability	5,486(1)	—	457,371(2)	—

(1)	Represents annualized unused paid time off accrued for 2025, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(2)
Represents the value of acceleration of vesting of in-the-money unvested stock options, based on the closing price per share of the Company’s common stock on December 31, 2025 of $42.94 and the exercise price of the options of $22.92 with respect to 400 option shares and $31.35 with respect to 1,000 option shares, and the value of acceleration of vesting of unvested restricted stock awards and performance-based restricted stock units, based on the closing price per share of the Company’s common stock on December 31, 2025 of $42.94. In the case of performance-based restricted stock units, assumes the units vest at the target level of performance without proration of the number of underlying performance shares earned, as discussed below. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs. Upon termination of employment prior to a change in control due to death, disability, retirement, involuntary termination or resignation for good reason, a prorated portion of the performance shares underlying the performance-based restricted stock units may become earned and vested at the end of the performance period based on the number of months’ service during the performance period. In the event of a change in control prior to the end of the performance period, the performance shares may be deemed earned based on a prorated performance goal reflecting the shortened performance period, but without proration of the number of performance shares.

(3)
Represents the amount payable to Ms. Powell under her change in control severance agreement in the event that her employment is “involuntarily terminated” at the time of or 12 months following a change in control.

John F. Sprink, II

Termination Scenario	Payout of Unused Paid Time Off	Life Insurance Benefit	Accelerated Vesting of Stock Options and Restricted Stock Awards and Units	Payment of 200% of “Cash Compensation” and Continuation of Health Insurance Benefits

If voluntary termination occurs	$ 6,645(1)	$—	$—	$—
If involuntary termination occurs	6,645(1)	—	—	—
If a change in control occurs	—	—	395,625(2)	—
If “involuntary termination” under Change in Control Severance Agreement occurs at the time of or within 12 months following a change in control	6,645(1)	—	395,625(2)	1,032,020(3)
If termination occurs as a result of death	6,645(1)	500,000	395,625(2)	—
If termination occurs as a result of disability	6,645(1)	—	395,625(2)	—

(1)	Represents annualized unused paid time off accrued for 2025, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(2)
Represents the value of acceleration of vesting of in-the-money unvested stock options, based on the closing price per share of the Company’s common stock on December 31, 2025 of $42.94 and the exercise price of the options of $22.92 with respect to 400 option shares and $31.35 with respect to 800 option shares and the value of acceleration of vesting of unvested restricted stock awards, based on the closing price per share of the Company’s common stock on December 31, 2025 of $42.94. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs.

(3)
Represents the amount payable to Mr. Sprink under his change in control severance agreement in the event that his employment is “involuntarily terminated” at the time of or 12 months following a change in control.

Megan Pelletier

Termination Scenario	Payout of Unused Paid Time Off	Life Insurance Benefit	Accelerated Vesting of Stock Options and Restricted Stock Awards and Units	Payment of 200% of “Cash Compensation” and Continuation of Health Insurance Benefits

If voluntary termination occurs	$ 6,269(1)	$—	$—	$—
If involuntary termination occurs	6,269(1)	—	—	—
If a change in control occurs	—	—	342,557(2)	—
If “involuntary termination” under Change in Control Severance Agreement occurs at the time of or within 12 months following a change in control	6,269(1)	—	342,557(2)	931,276(3)
If termination occurs as a result of death	6,269(1)	500,000	342,557(2)	—
If termination occurs as a result of disability	6,269(1)	—	342,557(2)	—

(1)	Represents annualized unused paid time off accrued for 2025, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(2)
Represents the value of acceleration of vesting of in-the-money unvested stock options, based on the closing price per share of the Company’s common stock on December 31, 2025 of $42.94 and the exercise price of the options of $27.04 with respect to 2,000 option shares and the value of acceleration of vesting of unvested restricted stock awards and performance-based restricted stock units, based on the closing price per share of the Company’s common stock on December 31, 2025 of $42.94. In the case of performance-based restricted stock units, assumes the units vest at the target level of performance without proration of the number of underlying performance shares earned, as discussed below. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs. Upon termination of employment prior to a change in control due to death, disability, retirement, involuntary termination or resignation for good reason, a prorated portion of the performance shares underlying the performance-based restricted stock units may become earned and vested at the end of the performance period based on the number of months’ service during the performance period. In the event of a change in control prior to the end of the performance period, the performance shares may be deemed earned based on a prorated performance goal reflecting the shortened performance period, but without proration of the number of performance shares.

(3)
Represents the amount payable to Ms. Pelletier under her change in control severance agreement in the event that her employment is “involuntarily terminated” at the time of or 12 months following a change in control.

Compensation Committee Report
The Compensation and Human Capital Committee of the HomeTrust Bancshares, Inc. Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the committee recommended to the HomeTrust Bancshares Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the following members of the Compensation and Human Capital Committee of the HomeTrust Bancshares, Inc. Board of Directors:

Robert E. James, Jr. (Chair)
Jesse J. Cureton
Rebekah M. Lowe
Narasimhulu Neelagaru, M.D.
Richard T. Williams
CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the SEC’s implementing rules, we are providing the following information about the relationship of the compensation of our CEO, C. Hunter Westbrook, to the compensation of our median employee. The pay ratio set forth below is a reasonable estimate determined in a manner consistent with the SEC’s rules.
For the fiscal year ended December 31, 2025:
•the total compensation of our median employee was $84,687;
•the total compensation of Mr. Westbrook was $1,500,503; and
•the ratio of the total compensation of Mr. Westbrook to the total compensation of our median employee was 17.7 to 1.
The Company identified the median employee using the amount of total cash earnings (base salary, bonus, paid time off and any other cash payments) during the fiscal year ended December 31, 2025 for each employee included in our payroll records as of December 31, 2025, other than Mr. Westbrook. An equivalent level of earnings were used for included employees who were not employed for the full fiscal year. The Company calculated total compensation for the fiscal year ended December 31, 2025 for the median employee and Mr. Westbrook applying the same methodology used in the calculation of the amounts in the “Total” column of the Summary Compensation Table for our NEOs, plus the group health insurance premiums the Bank paid on behalf of the median employee and Mr. Westbrook of $12,152 and $13,311, respectively.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance
As required by the Dodd-Frank Act and the SEC’s implementing rules, we are providing the following information about the relationship between executive compensation actually paid (“CAP”) and certain measures of financial performance. CAP is calculated in accordance with SEC rules and does not reflect the actual amount of compensation earned or paid during the applicable year. For further information concerning the Company’s compensation philosophy and how the Company seeks to align executive compensation with its performance, see the “Compensation Discussion and Analysis” section above.
The following table sets forth, for the fiscal years ended December 31, 2025 and 2024 (“FY 2025” and “FY 2024,” respectively), the six-month transition period ended December 31, 2023 (“TP”) and each of the fiscal years ended June 30, 2023, 2022 and 2021 (“FY 2023,” “FY 2022” and “FY 2021,” respectively), the total compensation, as reported in the “Summary Compensation Table” (“SCT”), of our principal executive officer (“PEO”) and, on average, of our NEOs other than the PEO (the “Non-PEO NEOs”), as well as the CAP to our PEO and average CAP to the Non-PEO NEOs. The table also provides information on our total stockholder return (“TSR”) and the TSR of our selected peer group, our net income, and our adjusted pre-tax, pre-provision (“PTPP”) income, which represents our company-selected measure per SEC rules.

Period	SCT Total for Dana L. Stonestreet(1)	SCT Total for C. Hunter Westbrook(1)	CAP for Dana L. Stonestreet(2)	CAP for C. Hunter Westbrook(2)	Average SCT Total for Non-PEO NEOs(1)	Average CAP for Non-PEO NEOs(2)	Year-end value of $100 invested on 06/30/20		Net Income (in millions)	Adjusted PTPP Income (in millions)(5)
							HTB TSR(3)	Index TSR(4)

FY 2025	$—	$1,487,191	$—	$1,901,396	$642,104	$774,635	$269.81	$249.37	$64.4	$86.4
FY 2024	—	1,374,862	—	1,641,981	587,986	674,321	211.63	194.23	54.8	79.3
TP	—	478,725	—	524,060	417,740	460,827	167.83	150.73	28.3	39.2
FY 2023	838,177	1,243,696	794,485	1,141,284	510,914	477,988	133.42	125.49	44.6	70.1
FY 2022	1,087,016	—	993,523	—	566,687	530,242	159.67	135.86	35.7	44.7
FY 2021	1,179,044	—	1,851,934	—	506,886	661,198	178.50	168.37	15.7	36.2
(1)    For the fiscal years ended December 31, 2025 and 2024 and the six-month transition period ended December 31, 2023, Mr. Westbrook was the only person who served as our PEO. For the fiscal year ended June 30, 2023, Messrs. Westbrook and Stonestreet served as our PEO for different portions of the year. For the fiscal years ended June 30, 2022 and 2021, Mr. Stonestreet was the only person who served as our PEO.
The Non-PEO NEOs for the fiscal years ended December 31, 2025 and 2024 include Mr. VunCannon, Ms. Powell, Mr. Sprink and Ms. Pelletier. The Non-PEO NEOs for the six-month transition period ended December 31, 2023 include Mr. VunCannon, Ms. Powell, Mr. Sprink, Ms. Pelletier and Mr. Stonestreet. The Non-PEO NEOs for the fiscal year ended June 30, 2023 include Mr. VunCannon, Ms. Powell, Mr. Sprink and Keith J. Houghton. The Non-PEO NEOs for the fiscal year ended June 30, 2022 include Mr. Westbrook, Mr. VunCannon, W. Mark DeMarcus and Ms. Powell. The Non-PEO NEOs for the fiscal year ended June 30, 2021 include Mr. Westbrook, Mr. VunCannon, Marty T. Caywood, Mr. Houghton and Paula C. Labian.
The dollar amounts reported are total compensation in the SCT for the PEO and the average for the Non-PEO NEOs for each reported period.
(2)    These dollar amounts do not reflect actual amounts of compensation paid during the covered period, but reflect adjustments for (i) the period-end fair values of unvested equity awards granted in the covered period, (ii) the period-over-period difference of period-end fair values for unvested awards granted in prior periods, (iii) the fair values at vest date for awards granted and vested in the covered period, (iv) the difference between prior period-end fair values and vest date fair values for awards granted in prior periods that vested at the end of or during the covered period and (v) the fair value at the end of the prior period of any awards granted in a prior period that failed to meet the applicable vesting conditions (i.e., were forfeited) during the covered period. In addition, adjustments were made for the change in the actuarial present value of the NEO’s accumulated benefit under the SERP reported in the SCT and the current period service cost (which was zero, as all SERP benefits were fully vested).
(3)    Reflects the cumulative TSR of HomeTrust Bancshares, Inc. (“HTB”) over the five and a half-year period ended December 31, 2025. The reporting is based on a theoretical $100 invested on the last day of the fiscal year ended June 30, 2020 and valued as of the last trading day of the fiscal years ended June 30, 2021, 2022 and 2023, the six-month transition period ended December 31, 2023 and the fiscal years ended December 31, 2024 and 2025. These calculated values were obtained from the S&P Cap IQ database.
(4)    Reflects the five and a half-year cumulative TSR of the S&P US BMI Bank Index, calculated in the same manner as the HTB TSR. This is the same peer group used by the Company in the Stockholder Return Performance Graph in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(5)    Net income as reported in the Company’s SEC filings, adjusted for the provision for credit losses, income tax expense, and any one-time or nonrecurring items (e.g., merger-related expenses, gain/loss on sale of securities or fixed assets, etc.). Refer to the “Executive Compensation Program in Detail” subsection of the “Compensation Discussion and Analysis” section of the Company’s proxy statements for each period covered by this disclosure for additional detail on the calculation of adjusted PTPP income for the periods included above.

Calculation of Compensation Actually Paid (“CAP”)
To calculate the CAP for our PEO and the average CAP for our Non-PEO NEOs in the table above, the following adjustments were made to total compensation as reported in the SCT for each covered period.

	FY 2025		FY 2024		TP
	C. Hunter Westbrook	Average Non-PEO NEOs	C. Hunter Westbrook	Average Non-PEO NEOs	C. Hunter Westbrook	Average Non-PEO NEOs
Total compensation from SCT	$1,487,191	$642,104	$1,374,862	$587,986	$478,725	$417,740
Adjustment for SERP	—	—	—	—	—	(7,437)
Adjustments for equity awards
Grant date fair values in the SCT	(349,400)	(125,768)	(296,686)	(104,220)	—	—
Period-end fair value of unvested awards granted in covered year	469,351	164,644	466,158	158,444	—	—
Period-over-year difference of year-end fair values of unvested awards granted in prior years	192,159	71,419	80,133	30,759	16,001	27,888
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years that vested at end of or during covered year	102,095	22,236	17,514	1,352	29,334	22,636
Forfeitures during covered year equal to prior year end fair value of awards granted in prior years	—	—	—	—	—	—
Total adjustments for equity awards	414,205	132,531	267,119	86,335	45,335	50,524
CAP (as calculated)	$1,901,396	$774,635	$1,641,981	$674,321	$524,060	$460,827

	FY 2023			FY 2022		FY 2021
	Dana L. Stonestreet	C. Hunter Westbrook	Average Non-PEO NEOs	Dana L. Stonestreet	Average Non-PEO NEOs	Dana L. Stonestreet	Average Non-PEO NEOs
Total compensation from SCT	$838,177	$1,243,696	$510,914	$1,087,016	$566,687	$1,179,044	$506,886
Adjustment for SERP	(14,455)	—	—	(13,766)	(5,553)	(76,343)	—
Adjustments for equity awards
Grant date fair values in the SCT	—	(288,939)	(82,329)	(154,461)	(106,695)	(162,182)	(48,173)
Period-end fair value of unvested awards granted in covered year	—	219,888	62,654	123,175	83,232	197,420	58,646
Period-over-year difference of year-end fair values of unvested awards granted in prior years	(49,332)	(47,385)	(16,980)	(88,442)	(26,198)	592,441	138,681
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years that vested at end of or during covered year	20,095	14,024	3,729	40,001	18,769	121,554	31,669
Forfeitures during covered year equal to prior year end fair value of awards granted in prior years	—	—	—	—	—	—	(26,511)
Total adjustments for equity awards	(29,237)	(102,412)	(32,926)	(79,727)	(30,892)	749,233	154,312
CAP (as calculated)	$794,485	$1,141,284	$477,988	$993,523	$530,242	$1,851,934	$661,198
Performance Measures
As required by SEC rules, the following have been identified as the three most important financial performance measures used by our Compensation Committee to link CAP to our NEOs for the fiscal year ended December 31, 2025 to Company performance, with the company-selected measure being denoted with an asterisk:
•adjusted PTPP income*
•efficiency ratio
•relative return on average assets – peer group ranking
Pay Versus Performance Graphs
In accordance with SEC rules, we have prepared the graphs below, which overlay the following performance results with CAP:
•Company and peer group TSR versus CAP to the PEO and average CAP to the Non-PEO NEOs for each covered period.
•Company net income versus CAP to the PEO and average CAP to the Non-PEO NEOs for each covered period.
•Company adjusted PTPP income versus CAP to the PEO and average CAP to the Non-PEO NEOs for each covered period.

TRANSACTIONS WITH RELATED PERSONS
Review and Approval of Related Party Transactions. Under a written policy adopted by the Company’s Board of Directors, the Board’s Audit Committee is responsible for the review, approval or ratification of all “related party transactions” (defined as transactions requiring disclosure under Item 404(a) of SEC Regulation S-K). Under the policy, each “related person” (defined as any director, any officer for purposes of Section 16 of the Securities Exchange Act of 1934, any nominee for election as a director, any person beneficially owning in excess of five percent of any class of the Company’s voting securities and any immediate family member of any such person) must promptly notify the Company’s Chief Financial Officer of any material interest that the related person has, had or may have in a related party transaction, including a description of the transaction and the aggregate dollar amount involved. The Chief Financial Officer must thereafter promptly notify the Chair of the Audit Committee of the same.
In determining whether to approve or ratify a related party transaction, the Audit Committee must consider, among other factors: (i) whether the related party transaction is entered into on terms no less favorable to the Company and its subsidiaries than terms generally available to an unaffiliated third-party under the same or similar circumstances; (ii) the results of an appraisal, if any; (iii) whether there was a bidding process and the results thereof; (iv) review of the valuation methodology used and alternative approaches to valuation of the transaction; and (v) the extent of the related person’s interest in the transaction. The policy further provides that the Audit Committee will review the following information when assessing a related party transaction: (a) the terms of the transaction; (b) the related person’s interest in the transaction; (c) the purpose and timing of the transaction; (d) whether the Company or any of its subsidiaries is a party to the transaction, and if not, the nature and extent of the Company’s or its subsidiary’s participation in the transaction; (e) if the transaction involves the sale of an asset, a description of the asset, including date acquired and cost basis; (f) information concerning potential counterparties in the transaction; (g) the approximate dollar value of the transaction and the approximate dollar value of the related person’s interest in the transaction; (h) any provisions or limitations imposed as a result of entering into the transaction; (i) whether the transaction includes any potential reputational risk issues that may arise as a result of or in connection with the transaction; (j) if the related person is a director of the Company or nominee for election as a director of the Company, whether the transaction could affect the person’s status as an independent director; and (k) any other relevant information regarding the transaction.
The policy generally exempts ordinary course banking transactions and other transactions that do not require disclosure under Item 404(a) of SEC Regulation S-K.
Loans. HomeTrust Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers and their related persons are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with persons not related to HomeTrust Bank prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.
Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the financial statements’ conformity with accounting principles generally accepted in the United States of America. It is the Audit Committee’s responsibility to monitor and oversee these processes and procedures.
The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2025 with management. The Audit Committee has discussed with Crowe LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from Crowe LLP required by applicable requirements of the PCAOB regarding Crowe LLP’s communications with the Audit Committee concerning independence and has discussed with Crowe LLP their independence.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the HomeTrust Bancshares Inc. Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.

The foregoing report is furnished by the following members of the Audit Committee of the HomeTrust Bancshares, Inc. Board of Directors.

Laura C. Kendall (Chair)
Jesse J. Cureton
Bonnie V. Hancock
Dwight L. Jacobs
John A. Switzer
PROPOSAL II. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
Beginning with our annual meeting of stockholders held in November 2018 (following our fiscal year ended June 30, 2018), we have been required, like most other publicly held companies, to include a non-binding vote to approve the compensation of our executives in our proxy statement pursuant to the Dodd-Frank Act and the SEC’s implementing rules, commonly known as a “say on pay” vote. The Dodd-Frank Act requires that we include a say on pay vote in our annual meeting proxy statement at least once every three years, and that at least once every six years we hold a non-binding, advisory vote on the frequency of future say on pay votes (commonly referred to as a “say on pay frequency vote”), with stockholders having the choice of every year, every two years or every three years. We last had a say on pay frequency vote at our annual meeting of stockholders held in May 2024, and the most votes were received for a frequency of every year. Our Board of Directors determined, in light of those results, that we would include a say on pay vote in our annual meeting proxy materials every year until the next required say on pay frequency vote, which will be held in 2030.
The say on pay proposal at the annual meeting gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in this proxy statement. The proposal is expected to be presented at the annual meeting as a resolution in substantially the following form:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.
This vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. Nor will it affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, consider the outcome of the vote when considering future executive compensation arrangements.
The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value. The Board of Directors believes that our compensation policies and procedures achieve this objective and therefore recommends that stockholders vote FOR this proposal.

PROPOSAL III. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Company’s Board of Directors has renewed the Company’s arrangement for Crowe LLP to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, subject to the ratification of that appointment by the Company’s stockholders at the annual meeting. A representative of Crowe LLP is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.
Although not required by the Company’s bylaws or otherwise, the Company believes it is appropriate, as a matter of good corporate governance, to request that the Company’s stockholders ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. If the Company’s stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment and may retain Crowe LLP or another independent audit firm without resubmitting the matter to the Company’s stockholders. Even if the Company’s stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent audit firm.
Change in Independent Registered Public Accounting Firm
The Audit Committee conducted a comprehensive, competitive process to determine the Company's independent registered public accounting firm for the Company's fiscal year ended December 31, 2025. The Audit Committee invited several firms to participate in this process, including Forvis Mazars, LLP, the Company's independent registered public accounting firm for the Company’s fiscal year ended December 31, 2024. As a result of this process, following the review and evaluation of proposals from participating firms, on December 18, 2024, the Audit Committee approved the dismissal of Forvis Mazars, LLP as the Company's independent registered public accounting firm, effective upon completion of their audits of the Company's consolidated financial statements as of and for the year ending December 31, 2024 and internal control over financial reporting as of December 31, 2024, and the issuance of their reports thereon. The Company notified Forvis Mazars, LLP of the dismissal on December 19, 2024 (the "Notice Date").
The audit reports of Forvis Mazars, LLP on the consolidated financial statements of the Company for the six-month transition period ended December 31, 2023 and the fiscal years ended June 30, 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company's six-month transition period ended December 31, 2023 and the fiscal years ended June 30, 2023 and 2022 and during the subsequent interim period from January 1, 2024 through the Notice Date, there were (i) no disagreements between the Company and Forvis Mazars, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Forvis Mazars, would have caused Forvis Mazars, LLP to make reference to the subject matter of the disagreement in connection with Forvis Mazars, LLP’s reports on the Company’s consolidated financial statements for the six-month transition period ended December 31, 2023 and the fiscal years ended June 30, 2023 and 2022, and (ii) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions.
On the Notice Date, the Company notified Crowe LLP that it had been selected to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025 (beginning with a review of the Company's quarterly consolidated financial statements for the first quarter of that year), subject to completion of Crowe LLP’s standard client acceptance procedures. The selection of Crowe LLP was approved by the Audit Committee on December 18, 2024.
During the Company’s six-month transition period ended December 31, 2023 and the fiscal years ended June 30, 2023 and 2022, and the subsequent interim period from January 1, 2024 through the Notice Date, neither the Company nor anyone on its behalf consulted Crowe LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that Crowe LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” (as defined in Regulation S-K Item 304(a)(1)(iv)) or a “reportable event” (as defined in Regulation S-K Item 304(a)(1)(v)).

Independent Registered Public Accounting Firm Fees
During the fiscal year ended December 31, 2025, Crowe LLP provided various audit, audit related and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

(a)
Audit Fees: Aggregate fees billed for professional services rendered for the audit of annual financial statements, statutory internal control attestation and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q: $658,849.

(b)	Audit Related Fees: Aggregate fees billed for professional services rendered for the audits of HomeTrust Bank’s KSOP*: $0.
(c)	Tax Fees: Aggregate fees billed for professional services rendered related to tax compliance and return preparation: $0.
(d)	All Other Fees: $0.
*Audit services for HomeTrust Bank’s KSOP were provided by a different independent registered public accounting firm.
During the fiscal year ended December 31, 2024, Forvis Mazars, LLP provided various audit, audit related and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

(a)
Audit Fees: Aggregate fees billed for professional services rendered for the audit of annual financial statements, statutory internal control attestation and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q: $531,554.

(b)	Audit Related Fees: Aggregate fees billed for professional services rendered for the audits of HomeTrust Bank’s KSOP: $42,446.
(c)	Tax Fees: Aggregate fees billed for professional services rendered related to tax compliance and return preparation: $0.
(d)	All Other Fees: $0.
The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the independent registered public accounting firm and the estimated fees for these services. None of the services described in items (a)-(d) above were approved by the Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations.
The Company’s Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

STOCKHOLDER PROPOSALS AND OTHER INFORMATION REGARDING THE NEXT ANNUAL MEETING OF STOCKHOLDERS
In order to be eligible for inclusion in the Company’s proxy materials for the Company’s next annual meeting of stockholders, any stockholder proposal to take action at the meeting must be received at the Company’s executive office at 10 Woodfin Street, Asheville, North Carolina no later than December 7, 2026. If, however, the date of the Company’s next annual meeting of stockholders is before April 18, 2027 or after June 17, 2027, any such proposal must be received at the Company’s executive office a reasonable time before the Company begins to print and send its proxy materials for that meeting to be eligible for inclusion in those proxy materials. All stockholder proposals submitted for inclusion in the Company’s proxy materials will be subject to the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and, as with any stockholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s charter and bylaws.
In addition to the deadline and other requirements referred to above for submitting a stockholder proposal to be included in the Company’s proxy materials for its next annual meeting of stockholders, the Company’s bylaws require a separate notification to be made in order for a stockholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company’s proxy materials for the meeting. In order to be eligible for presentation at the Company’s next annual meeting of stockholders, written notice of a stockholder proposal containing the information specified in Article I, Section 6(a) of the Company’s bylaws must be received by the Secretary of the Company not earlier than the close of business on January 18, 2027 and not later than the close of business on February 17, 2027. If, however, the date of the next annual meeting is before April 28, 2027 or after July 17, 2027, the notice of the stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.
Stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in connection with the Company’s next annual meeting of stockholders must provide notice to the Company that contains the information required by Rule 14a-19(b) under the Securities Exchange Act of 1934 no later than March 19, 2027. If, however, the date of the Company’s next annual meeting of stockholders is before April 18, 2027 or after June 17, 2027, the notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made by the Company. This notice is in addition to the notice required under Article I, Section 6(b) of the Company’s bylaws for stockholders desiring to submit director nominations, which must contain the information specified in Article I, Section 6(b) and be received by the Company’s Secretary not less than 90 calendar days or more than 120 calendar days prior to the date of the next annual meeting of stockholders. If, however, less than 100 calendar days’ notice or public announcement of the date of the next annual meeting is given or made to stockholders, notice pursuant to Article I, Section 6(b) must instead be received by the Company’s Secretary by the close of business on the tenth calendar day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.
OTHER MATTERS
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.
ADDITIONAL INFORMATION
The Company will pay the costs of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telephone, e-mail or other electronic means, without additional compensation.